QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-57082

Prospectus Supplement to Prospectus dated March 29, 2001.

5,000,000 Shares

Corning Incorporated

7.00% Series C Mandatory Convertible Preferred Stock

        We will pay annual dividends on each share of our Series C preferred stock in the amount of $7.00. Dividends will be cumulative from the date of issuance and will be paid approximately 46 days following the end of each calendar quarter. The first dividend payment date will be November 16, 2002. The liquidation preference is $100 per share of our Series C preferred stock, plus accrued and unpaid dividends. At the time we issue our Series C preferred stock, we will declare all dividends that will be payable from issuance through the mandatory conversion date, which is August 16, 2005. We will evidence our obligation to pay these dividends through the issuance of a promissory note, and we will use a portion of the proceeds from the sale of our Series C preferred stock to purchase U.S. treasury securities that we will pledge as collateral to secure the payments on the promissory note evidencing our obligation to pay dividends on our Series C preferred stock.

        On the mandatory conversion date, each share of our Series C preferred stock will automatically convert, subject to adjustments described in this prospectus supplement, into between 50.813 and 62.500 shares of our common stock, depending on the then current market price of our common stock. At any time prior to the mandatory conversion date, holders may elect to convert each of their shares of our Series C preferred stock, into 50.813 shares of our common stock plus an amount of cash equal to the market value at that time of the pro rata share of the collateral portfolio that secures the promissory note evidencing the future dividends otherwise payable to the mandatory conversion date on the converted shares of our Series C preferred stock.

        Prior to this offering, there has been no public market for our Series C preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol "GLW." On July 31, 2002, the last reported sale price for our common stock was $1.60 per share.

        See "Risk Factors" beginning on page S-9 to read about certain factors you should consider before buying our Series C preferred stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$100.00	$500,000,000
Underwriting discount	$3.00	$15,000,000
Proceeds, before expenses, to Corning	$97.00	$485,000,000

        To the extent the underwriters sell more than 5,000,000 shares of our Series C preferred stock, the underwriters have the option to purchase up to an additional 750,000 shares of our Series C preferred stock from us at the initial price to the public less the underwriting discount.

        The underwriters expect to deliver the shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August 6, 2002.

Salomon Smith Barney	JPMorgan	Goldman, Sachs & Co.

Banc of America Securities LLC	Wachovia Securities

Prospectus Supplement dated July 31, 2002.

        You should rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is prohibited. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

        The statements in this prospectus supplement, the accompanying prospectus and in reports incorporated herein by reference that are not historical facts or information and contain words such as "believe," "estimate," "anticipate," "expect" and similar words are forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause the actual outcome to be materially different. These risks and uncertainties include but are not limited to:

  •
  global economic conditions;
  •
  currency fluctuations;
  •
  product demand and industry capacity;
  •
  competitive products and pricing;
  •
  sufficiency of manufacturing capacity and efficiencies;
  •
  cost reductions;
  •
  availability and costs of critical materials;
  •
  new product development and commercialization;
  •
  attracting and retaining key personnel;
  •
  order activity and demand from major customers;
  •
  fluctuations in capital spending by customers in the telecommunications industry and other business segments;
  •
  financial condition of customers;
  •
  changes in the mix of sales between premium and non-premium products;
  •
  facility expansions and new plant start-up costs;
  •
  adverse litigation or regulatory developments, including future or pending tax legislation;
  •
  adequacy and availability of insurance;
  •
  capital resource and cash flow activities;
  •
  capital spending;
  •
  equity company activities;
  •
  interest costs;
  •
  acquisition and divestiture activity;
  •
  the rate of technology change;
  •
  the ability to enforce patents;
  •
  product performance issues;
  •
  stock price fluctuations; and
  •
  other risks detailed in our SEC filings.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains a general summary of the information contained in this prospectus supplement. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement.

Corning Incorporated

Our Company

        We trace our origins to a glass business established in 1851. Our present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. Today, we are a global, technology-based corporation competing in three operating segments: Telecommunications, Advanced Materials and Information Display. Our business strategy is to focus on attractive global markets in which our leadership in materials and process technology will allow us to achieve and sustain competitive advantage and superior growth over time.

        Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

        Telecommunications.    Our Telecommunications segment produces optical fiber and cable, optical hardware and equipment, photonic modules and components and optical networking devices for the worldwide telecommunications industry. We offer a wide selection of fibers for use in long-haul, utility, submarine, local exchange, cable TV and premises applications. We provide a substantial portion of the world's optical fiber. Corning Cable Systems manufactures fiber-optic cable and network hardware that is deployed throughout the world.

        Our Hardware and Equipment business is a leading supplier of optical connectivity products, including fiber-optic connectors, cable assemblies and hardware. It is also a leading supplier of broadband access products, including network interface devices, connection and protection modules and frames, and outside plant closures, enclosures and pedestals.

        Our Photonic Technologies business provides products that seek to maximize the capacity, flexibility, performance and reliability of communications networks worldwide. Our photonic products boost, combine, separate and connect optical signals transmitted over fiber-optic telecommunications networks. We are also a supplier of optical amplifiers and were among the first to offer an innovative multiplexer module that allows optical signals to be added or dropped as they travel through a communications network. Our photonic products, primarily intended to enable the use of dense wavelength division multiplexing technology, include cutting-edge PureGain™ EDFA modules, PureGain™ DCM® modules and PurePass™ optical switching modules.

        We also offer MultiClad® couplers, variable optical attenuators, micro-optic filters and PureMode™ engineered fibers. Our optical networking products operate in networks worldwide, and are designed to withstand a wide array of mechanical and environmental conditions. We are recognized as an industry leader, providing low-cost, innovative fiber and photonic network solutions. Our test facilities assure the performance and reliability of our photonic products at both the component and system levels.

        Advanced Materials.    Our Advanced Materials segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include environmental products, science products, semiconductor materials, optical products and glass ceramic cooktops.

        Our cellular ceramic products are component parts of catalytic converters on cars, trucks and buses worldwide. Virtually every vehicle manufacturer around the world demands new products that reduce emissions, as mandated by global clean-air legislation. We are developing advanced cellular ceramic products that are expected to enable vehicle manufacturers to achieve substantially reduced emissions. Similar technologies are used to reduce emissions from stationary power plants.

        New products from our Life Sciences business, which include polymer microplates, and which stem from our expertise in complex polymers, surface chemistry and molecular biology, are useful in pharmaceutical and genomic research. Our advanced microplates allow for more efficient drug testing.

        Our fused silica products enable semiconductor manufacturers to use microlithography techniques to achieve the miniaturization that is required for the manufacture and processing of chips for computer applications.

        Information Display.    Our Information Display segment manufactures glass panels and funnels for televisions and cathode-ray tubes; projection video lens assemblies; and liquid crystal display glass for flat panel displays. We are a leading supplier of flat glass used in active matrix liquid crystal displays for notebook computer screens, desktop monitors, digital cameras, personal digital assistants and automotive displays. Ultra-thin, precision-surface glass enables customers to create faster, larger and less expensive liquid crystal displays with higher resolution.

        Our lens assemblies, which are used widely in projection television systems, are being adapted to meet emerging requirements in digital and high-definition systems for entertainment, as well as other commercial applications. Our traditional, more mature television glass business concentrates on glass face plates, panels, and funnels used to make color picture tubes.

Recent Developments

        On July 26, 2002, we gave notice to redeem all outstanding shares of our Series B convertible preferred stock. In accordance with this notice, we expect to redeem our Series B convertible preferred stock on August 20, 2002 for an aggregate redemption price of approximately $7.1 million, including accrued and unpaid dividends. As of July 26, 2002, we had approximately 70,000 shares of our Series B convertible preferred stock outstanding.

        In July 2002, Fitch downgraded our senior unsecured long-term debt rating from BBB- to BB. In July 2002, Standard & Poor's downgraded our senior unsecured long-term debt rating from BBB- to BB+. Also, in July 2002, Moody's Investors Service reduced our senior unsecured long-term debt rating from Baa3 to Ba2. All of the rating agencies have maintained negative outlooks. These and any further downgrades may increase our cost of capital borrowing costs and affect our ability to access the debt capital markets on a consistent basis.

The Offering

        The following summary is not intended to be complete. For a more detailed description of our Series C preferred stock, see "Description of the Series C Preferred Stock."

Issuer	Corning Incorporated
Securities Offered
5,000,000 shares of our Series C preferred stock, par value $100 per share. To the extent that the underwriters sell more than 5,000,000 shares of our Series C preferred stock, they have the option to purchase up to an additional 750,000 shares from us at the initial price to the public less the underwriting discount. Unless expressly stated otherwise, information in this prospectus supplement is presented based on the assumption that the option to purchase additional shares of our Series C preferred stock is not exercised.
Initial Price	$100.00 for each share of our Series C preferred stock.
Dividend Payment Dates	February 16, May 16, August 16 and November 16 of each year, commencing on November 16, 2002.
Dividend Rate	$7.00 per year for each share of our Series C preferred stock.
Declaration of Dividends and Pledge of Collateral
When our Series C preferred stock is issued, we will declare all dividends that will be payable from issuance to the mandatory conversion date, with each dividend payable to the record holders of our Series C preferred stock as of the record date for the applicable dividend. Our obligation to pay the dividends will be evidenced by a promissory note we will issue to the collateral agent for the benefit of the holders. We will purchase and pledge U.S. treasury securities sufficient to pay amounts, equal to the scheduled dividend payments as they become due, on the promissory note evidencing our obligation to pay these dividends.
Record Dates	The record dates for the payment of dividends on our Series C preferred stock will be the first day of the calendar month in which the applicable dividend payment date falls.
Acceleration of Dividends	If certain events occur, all unpaid dividends (whether or not accrued) to the mandatory conversion date will become immediately due and payable to the holders of our Series C preferred stock.
Mandatory Conversion Date	August 16, 2005.
Mandatory Conversion	On the mandatory conversion date, each share of our Series C preferred stock will automatically convert into shares of our common stock, based on the conversion rate.

Conversion Rate	The number of shares of our common stock to be issued and delivered upon conversion for each share of our Series C preferred stock will be:
• If the applicable market value (as described below) is greater than or equal to $1.968, 50.813 shares of our common stock;
• If the applicable market value is less than or equal to $1.60, 62.500 shares of our common stock; or
• If the applicable market value is greater than $1.60 but less than $1.968, a number of shares of our common stock equal to $100 divided by the applicable market value.

The applicable market value is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under "Description of the Series C Preferred Stock—Automatic Conversion of the Series C Preferred Stock on Mandatory Conversion Date."
Optional Conversion
At any time prior to the mandatory conversion date, you may elect to convert, in whole or in part, your shares of our Series C preferred stock into shares of our common stock at the conversion rate of 50.813 shares of our common stock per share of our Series C preferred stock. In addition, you will receive cash equal to the market value at that time of the pro rata share of the collateral portfolio that secures the promissory note evidencing our obligation with respect to the future dividends otherwise payable to the mandatory conversion date on the converted shares of our Series C preferred stock. See "Description of the Series C Preferred Stock—Conversion at the Option of Holder."
Early Conversion Upon Cash Merger
Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then within the specified period following the cash merger you will have the right to convert your shares of our Series C preferred stock at the conversion rate described in this prospectus supplement under "Description of the Series C Preferred Stock—Early Conversion Upon Cash Merger." If you exercise your option to convert your shares of our Series C preferred stock upon a cash merger, you will not be entitled to receive any dividends for which the dividend payment date is after the applicable conversion date, and the cash or U.S. treasury securities pledged to secure the payments of the promissory note will be released to us.

Anti-dilution Adjustments
The formula for determining the conversion rate and the number of shares of our common stock to be delivered upon an early conversion may be adjusted if certain events occur. See "Description of the Series C Preferred Stock—Anti-dilution Adjustments."
Liquidation Preference	$100.00 per share, plus accrued and unpaid dividends.
Ranking
Our Series C preferred stock will rank senior to our common stock and to our Series A junior participating preferred stock and junior to our Series B convertible preferred stock. As of July 26, 2002, there were approximately 70,000 shares of our Series B convertible preferred stock outstanding. On July 26, 2002, we gave notice to redeem all outstanding shares of our Series B convertible preferred stock. In accordance with this notice, we expect to redeem our Series B convertible preferred stock on August 20, 2002. The terms of our Series C preferred stock restrict our ability to issue in the future preferred stock senior to our Series C preferred stock.
Voting Rights
The holders of our Series C preferred stock are not entitled to any voting rights, except as required by applicable state law and as described under "Description of the Series C Preferred Stock—Voting Rights."
Use of Proceeds
We estimate that the net proceeds from the sale of our Series C preferred stock offered by this prospectus supplement will be approximately $484 million, or approximately $557 million if the underwriters exercise in full their option to purchase additional shares of our Series C preferred stock, after deducting the underwriting discounts and commissions and estimated offering expenses we will pay. We intend to use the net proceeds as described in this prospectus supplement under "Use of Proceeds."
Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "GLW."
U.S. Federal Income Tax Considerations
For a discussion of the U.S. federal tax treatment of the conversion as well as the purchase, ownership and disposition of our Series C preferred stock and our common stock, see "United States Federal Income Tax Considerations" in this prospectus supplement.
Risk Factors
See "Risk Factors" and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should consider carefully before deciding to invest in our Series C preferred stock.

RISK FACTORS

        You should consider the following risk factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein before making a decision to invest in our Series C preferred stock being sold in this offering.

Risks Related to Our Business

Our sales could be negatively impacted if one or more of our key customers substantially reduce orders for our products

        Our customer base is relatively concentrated, and a modest number of customers account for a high percentage of net sales in our telecommunications, environmental products and information display product businesses.

        Some of our major customers have reduced, modified, cancelled or rescheduled orders for our products and have expressed uncertainty as to their future requirements. As a result, our sales have declined and it is difficult to predict future sales accurately. The conditions contributing to this difficulty include:

  •
  the prolonged downturn in the telecommunications industry;
  •
  uncertainty regarding the capital spending plans of the major telecommunications carriers, upon which our customers and, ultimately we, depend for sales;
  •
  the telecommunications carriers' current limited access to the capital required for expansion; and
  •
  general market and economic uncertainty.

        While we have responded to the softer market by cutting costs, we cannot assure you that our plans will be successful in mitigating the adverse effects of a softer market. The current downturn in the telecommunications industry may be more severe and prolonged than expected. If our net sales continue to decline, our ability to meet financial expectations for future periods may be impaired.

If we do not successfully adjust our manufacturing volumes, or achieve manufacturing yields or sufficient product reliability, our operating results could suffer

        In the current economic and industry downturn, we have responded to the softer market by cutting costs, including the reduction of our manufacturing volumes. In the third and fourth quarters of 2001, we approved and began executing formal plans to close seven major manufacturing facilities and downsize our workforce by approximately 12,000 positions. We have continued to execute our restructuring plans in 2002 and expect to further reduce our workforce by approximately 4,400 positions under the plans approved to date. We may not be able to complete our planned restructuring and facility consolidation activities as expected or, even if we do so, we may not achieve all of the cost reductions that we anticipate. We cannot assure you that our plans will be successful in mitigating the adverse effects of a softer market, nor can we assure you that additional adjustments will not be necessary to respond to further market changes.

        The manufacturing of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Any changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume and cost levels. While we continue to devote substantial efforts to the improvement of our manufacturing techniques and processes, we may not achieve cost levels in our manufacturing activities that will fully satisfy our customers.

We have incurred, and may in the future incur, restructuring, inventory-related and other charges, the amounts of which are difficult to predict accurately

        The negative trends, primarily in the telecommunications industry, beginning in 2001 such as excess manufacturing capacity, increased intensity of competition and growing pressure in price and profits have continued to hamper the industry in 2002. In the second quarter of 2002, we approved and began executing formal plans to permanently abandon certain construction projects that had been stopped in 2001 in our fiber and cable business, close certain minor manufacturing facilities, primarily in Telecommunications, close and consolidate certain of our research facilities, eliminate 3,600 positions worldwide and divest a portion of our Controls and Connectors business. As a result of these actions, we recorded a 2002 second quarter charge of $494 million ($328 million after-tax). The charge included $199 million for restructuring charges, $219 million for impairment of assets, $60 million for the write-off of cost based investments and $16 million for the loss on disposal of a business.

        We also anticipate an additional pre-tax restructuring charge in the third quarter of 2002 in the range of $125 million to $150 million. These third quarter charges relate primarily to severance and fixed asset write-offs pertaining to facility closures outside the United States and early retirement programs. This restructuring charge includes the elimination of an additional 800 positions.

        Our ability to forecast our customers' needs for our products in the current economic and industry environment is very limited. Our results in 2001 included significant charges for inventory write-downs, primarily in the photonic business. Write-downs in this business have continued in 2002. Accordingly, additional charges for restructuring, inventory adjustments, or write-downs and other charges may be required if the downturn is more severe or prolonged than we currently anticipate.

If the markets for our products do not develop and expand as we anticipate, demand for our products may decline further, which would negatively impact our results of operations and financial performance

        The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them could have an adverse impact on our results of operations and financial performance:

  •
  our ability to introduce optical fiber or any other leading products, such as our glass for flat panel displays, that can command competitive prices in the marketplace;
  •
  our ability to maintain a favorable mix of products, including a mix of sales between premium and non-premium products;
  •
  a decline in demand or an unanticipated change in market demand for specific products;
  •
  our ability to continue to develop new product lines to address our customers' diverse needs within the several market segments in which we participate. This requires a high level of innovation, as well as the accurate anticipation of technological and market trends; or
  •
  our ability to create the infrastructure required to support anticipated growth in product demand.

We face pricing pressures in each of our leading businesses that could adversely affect our results of operations and financial performance

        We periodically face pricing pressures in each of our leading businesses as a result of intense competition, emerging new technologies, and manufacturing efficiencies in both the domestic and the international marketplaces. While we will work toward reducing our costs to respond to pricing pressures, we may not be able to achieve proportionate reductions in costs. As a result of overcapacity and the current economic and industry downturn, pricing pressures may increase in the foreseeable future, particularly in our fiber and optical cable business, which has experienced price declines of 10% to 15% in the second quarter of 2002.

We have incurred, and may in the future incur, goodwill and other intangible asset impairment charges

        Acquisitions recorded as purchases for accounting purposes have resulted, and in the future may result, in the recognition of significant amounts of goodwill and other purchased intangibles. The potential impairment of these assets could reduce our net income and shareholders' equity.

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142 pursuant to which goodwill will no longer be amortized, but will be subject to impairment tests at least annually. SFAS No. 142 was effective for us on January 1, 2002.

        We completed our initial impairment review during the first quarter of 2002 and concluded that a transitional impairment charge from adoption of the standard would not be required. On a prospective basis, we have selected the fourth quarter to conduct annual impairment tests. The outcome of the impairment test is primarily dependent upon the fair value of the reporting units. The current business conditions in the telecommunications industry are depressed. Should these conditions be prolonged or deteriorate, the fair value of our telecommunications reporting unit could be lower in future periods. As such, management cannot provide assurance that future impairment tests will not result in a charge to earnings. At June 30, 2002, we had $2.0 billion in goodwill.

We may be limited in our ability to obtain additional capital on commercially reasonable terms

        Although we believe existing cash, short-term investments and borrowing capacity, collectively, provide adequate resources to fund ongoing operating requirements, we may be required to seek additional financing to compete effectively in these markets. Our public debt ratings affect our ability to raise capital and the cost of such capital. In July 2002, Fitch downgraded our senior unsecured long-term debt rating from BBB- to BB. In July 2002, Standard & Poor's downgraded our senior unsecured long-term debt rating from BBB- to BB+. Also, in July 2002, Moody's reduced our senior unsecured long-term debt rating from Baa3 to Ba2. All of the rating agencies have maintained negative outlooks. These and any further downgrades may increase our cost of capital borrowing costs and affect our ability to access the debt capital markets on a consistent basis. In addition, the pricing of our common stock may limit our ability to access the equity capital markets on terms and in amounts that would be satisfactory to us. We are subject under our revolving credit facility to a covenant that requires us to maintain a ratio of total debt to capital, as defined under the credit facility, of not greater than 0.60 to 1.00. Our total debt to capital ratio was 0.46 at June 30, 2002. This covenant may also limit our ability to borrow additional funds. Further declines in our Telecommunications segment could cause further impairments of goodwill, tangible or intangible assets or restructuring charges related to our overall business. These items could cause a material increase in our total debt to capital ratio.

Current market conditions make our growth difficult and could adversely affect our results of operations

        We have historically achieved growth through a combination of internally developed new products and acquisitions. Our growth strategy depends on our ability to continue developing or acquiring new products for our customer base. Given the current market conditions, the current pricing of our common stock and our limited access to additional capital on terms that are likely to be acceptable to us, we expect our ability to pursue acquisitions of other companies to be reduced for the foreseeable future. If we do pursue any such acquisitions or ventures, we cannot guarantee that we will be successful or that we will have cash or equity sufficient to complete strategic acquisitions or to fund internal research and development at optimal levels.

If our products or components purchased from our suppliers experience performance issues, our business will suffer

        Our business depends on our producing excellent products of consistently high quality. To this end, our products, including components purchased from our suppliers, are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and components purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, product redesigns or additional capital equipment may be required to correct a defect. In addition, any significant or systemic product failure could result in lost future sales of the affected product and other products, as well as result in customer relations problems.

Interruptions of supplies from our key suppliers may affect our results of operations and financial performance

        Interruptions of supplies from our key suppliers could disrupt production or impact our ability to increase production and sales. We obtain several critical components used in the production of telecommunications products from a limited number of suppliers, some of which are also our competitors. We do not have long-term or volume purchase agreements with every supplier, and may have limited options for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of components.

We face intense competition in several of our businesses

        We face intense competition in several of our businesses. We expect that we will face additional competition from existing competitors and from a number of companies that may enter our markets. Because some of the markets in which we compete have been historically characterized by rapid growth and are characterized by rapid technology changes, smaller niche and start-up companies may become our principal competitors in the future. We must invest in research and development, expand our engineering, manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. While we expect to undertake the investment and effort in each of these areas, we cannot assure you that we will be able to maintain or improve our competitive position. In particular, the market turmoil currently being experienced by our telecommunications business may constrain our ability to invest as much as we would like in each of these areas. In addition, while some of our competitors are similarly experiencing the effects of this market turmoil, they may have greater financial, engineering, manufacturing, marketing or other support resources.

We may experience difficulties in obtaining or protecting intellectual property rights

        We may encounter difficulties in protecting our intellectual property rights or obtaining rights to additional intellectual property necessary to permit us to continue or expand our businesses. We rely on a combination of contractual provisions, confidentiality procedures and patent, trademark, copyright and trade secrecy laws to protect the proprietary aspects of our technology. These legal measures may not prevent our competitors from gaining access to our proprietary information. Our patents may be challenged or circumvented by others. We cannot assure you that the patents that we hold or may obtain will provide meaningful protection against our competitors or competitive technologies. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Litigation is inherently uncertain and the outcome is often unpredictable. Other companies hold patents on technologies used in our industries and are aggressively seeking to expand, enforce and license their patent portfolios. The intellectual property rights of others could inhibit our ability to introduce new products unless we secure licenses, which may not be available on commercially reasonable terms. We are, and may in the future be, subject to claims of intellectual property infringement or misappropriation from time to time, and we cannot assure you as to the outcome of such claims. Litigation or claims against us could result in substantial costs and could force us to do one or more of the following: cease selling or using any of our products that incorporate the intellectual property that is the subject of such claims, which could adversely affect our revenue; obtain a license from a third party, which license may not be available on commercially reasonable terms, if at all; or redesign or rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible or could be costly.

Current or future litigation may harm our financial condition or results of operations

        Pending, threatened or future litigation is subject to inherent uncertainties. Our financial condition or results of operations may be adversely affected by unfavorable outcomes, expenses and costs exceeding amounts estimated or insured. In particular, we have been named as a defendant in numerous lawsuits against Pittsburgh Corning Corporation and several other defendants involving claims alleging personal injury from exposure to asbestos. As described in our reports filed with the SEC, our recent negotiations with the representatives of asbestos claimants have failed to produce a settlement to date and it currently appears more likely than not that we will litigate these cases. Alternatively, in the event that we reach a global settlement through the Pittsburgh Corning Corporation bankruptcy process, the outcome may be material to the results of operations for the period in which such costs, if any, are recognized. Management expects that any after-tax charge resulting from Corning's contributions as part of a possible settlement could approximate $100 million to $150 million and will depend upon the timing of contributions and relative participation of insurance carriers. Management cannot provide assurances that the ultimate outcome of a settlement would be within this range.

We face risks related to our international operations and sales

        We have customers located outside the United States, as well as significant non-United States operations, including manufacturing and sales. As a result of these international operations, we face a number of risks, including:

  •
  difficulty of effectively managing our diverse global operations;
  •
  change in regulatory requirements;
  •
  tariffs and other trade barriers;
  •
  political and economic instability in foreign markets; and
  •
  fluctuations in foreign currencies which may make our products less competitive in countries in which local currencies decline in value relative to the dollar.

If we fail to attract and retain key personnel, our results of operations and financial performance may suffer

        Our future success will be determined in part by our ability to attract and retain, in the current business environment, key scientific and technical personnel for our research, development and engineering efforts. Our business also depends on the continued contributions of our executive officers and other key management. A key to attracting and retaining qualified employees is our ability to provide employees with the opportunity to participate in the potential growth of our business through such programs as stock option plans and employee investment plans, the value of which is adversely affected by our recent negative stock price performance. We may also find it more difficult to attract or retain qualified employees due to our recent reductions in the workforce. While we believe that we have been successful in attracting and retaining key personnel, we cannot assure you that we will continue to be successful in the future.

If the financial condition of our customers declines, our credit risks could increase

        Recently, certain of our customers have filed with the courts seeking protection under the applicable bankruptcy or reorganization laws or have been experiencing financial difficulties. Upon the financial failure of a customer, we have experienced, and in the future may experience, losses as a result of our inability to collect, in a timely manner or at all, the accounts receivable outstanding to such customer, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, we could experience reduced cash flows and losses in excess of amounts reserved.

If we provide customer financing in the future, it could expose us to the credit quality of our customers

        We currently do not provide customer financing. However, we may elect to provide medium-term and long-term customer financing in the future depending on the competitive environment in which we operate. If we do so, we will be exposed to the credit quality of our customers. In the event of economic uncertainty or reduced demand for customer financings in the capital and bank markets, we may be required to continue to hold some customer financing obligations for longer periods prior to placement with third-party lenders.

We may not have adequate insurance coverage for claims against us

        We face the risk of loss resulting from, and adverse publicity associated with, product liability, securities, fiduciary liability, intellectual property, contractual, warranty, fraud and other lawsuits, whether or not such claims are valid. In addition, our product liability, fiduciary, directors and officers, property and comprehensive general liability insurance may not be adequate to cover such claims and we may not be able to get adequate insurance coverage in the future at acceptable costs. A successful claim that exceeds or is not covered by our policy limits could require us to pay substantial sums. In addition, we may not be able to insure against certain risks or obtain some types of insurance, such as terrorism insurance.

Risks Related to Our 7.00% Series C Mandatory Convertible Preferred Stock

The market value of our common stock may decline

        The market value of our common stock on the mandatory conversion date may be less than $1.60 per share, which we call the initial price. If the market value on that date is less than the initial price, then holders of our Series C preferred stock will receive shares of our common stock on the mandatory conversion date with a market value that is less than the initial price. Accordingly, a holder of our Series C preferred stock assumes the risk that the market value of our common stock may decline.

Delivery of the collateral we pledge to support dividend payments is subject to potential delay if we become subject to a bankruptcy proceeding

        Notwithstanding the automatic acceleration of dividends if we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur with respect to us or any of our principal subsidiaries, if we become the subject of a proceeding under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of any collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted.

Your ability to recover declared but unpaid dividends would likely be limited if we are the subject of a bankruptcy proceeding

        Under New York law we believe that when we declare the dividends due on our Series C preferred stock and pledge the cash or U.S. treasury securities to the collateral agent to support the promissory note evidencing our obligation to make those payments, you will have a secured claim on those amounts superior to the rights of holders of our debt securities and our other unsecured creditors. No New York court, however, has addressed this specific situation in the context of mandatory convertible preferred stock, and if we become the subject of a bankruptcy proceeding the application of the law in this manner to preserve your rights as a secured creditor is not entirely free from doubt. In addition, upon the occurrence of certain events, including if we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur, you are entitled to acceleration of the remaining scheduled dividend payments. The court in any such proceeding, however, would likely limit your recovery to the net present value of the unpaid dividends, discounted to present value at a discount rate to be determined by the court. In addition, our obligations under the promissory note are secured only to the extent of the value of the collateral at the time of determination, and it is unlikely that the proceeds of liquidation of the collateral will be sufficient to pay the full amount of the accelerated dividends.

Certain U.S. federal income tax considerations

        Dividends on our Series C preferred stock will be taxable to you as a holder for U.S. federal income tax purposes as ordinary dividend income on a quarterly basis when paid in cash to you to the extent made out of our current and accumulated earnings and profits as determined for such purposes. While we believe we have sufficient accumulated earnings and profits for tax purposes for taxable dividend treatment for dividends paid in the current year, we may not have earnings and profits (current or accumulated) in future years depending on our financial performance. As a result, some of the quarterly cash dividends on our Series C preferred stock paid before mandatory conversion may be treated as a nontaxable return of capital to you (rather than as a taxable dividend) that will reduce your tax basis in our Series C preferred stock and that will not be eligible for the dividends received deduction generally available to U.S. corporate holders.

        You should also be aware that the amount of cash paid to you for future dividends if you exercise the optional conversion right and realize a gain on the conversion will be taxable either as a dividend if we have sufficient accumulated earnings and profits or otherwise as capital gain. If you are a U.S. corporate holder, the amount taxable as a dividend may also be treated as an "extraordinary dividend" requiring you to reduce your tax basis in our stock by the portion of such amount that is not taxed because of the dividends received deduction.

        No statutory, judicial or administrative authority directly addresses treatment for U.S. federal income tax purposes of an instrument with certain of the features of our Series C preferred stock. As a result, some aspects of the U.S. federal income tax treatment of an investment in our Series C preferred stock are not completely certain. See "United States Federal Income Tax Considerations" for a discussion of the considerations relevant to the purchase, ownership and disposition of our Series C preferred stock.

The opportunity for equity appreciation provided by an investment in the shares of our Series C preferred stock is less than that provided by a direct investment in our common stock

        Assuming the initial price accurately reflects fair market value, the market value of our common stock on the mandatory conversion date must exceed the threshold appreciation price of $1.968 before a holder of our Series C preferred stock will realize any equity appreciation. The threshold appreciation price represents an appreciation of 23.0% over the initial price. Therefore, the opportunity for equity appreciation provided by an investment in our Series C preferred stock is less than that provided by a direct investment in our common stock.

The trading prices for our Series C preferred stock will be directly affected by the trading prices for our common stock

        To the extent there is a secondary market for our Series C preferred stock, we believe that the trading prices of our Series C preferred stock will be directly affected by the trading prices of our common stock. We cannot predict how our common stock will trade. However, the trading price of our common stock has declined substantially in the last twelve months, and may continue to decline. Trading prices of our common stock will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market subsequent to this offering, or the perception that these sales may occur.

The common stock issuable upon conversion of our Series C preferred stock may be diluted

        The number of shares of our common stock issuable upon conversion is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash at least equal to the fair market value of such stock, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of our Series C preferred stock do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no particular obligation to consider the interests of the holders of our Series C preferred stock in engaging in any such offering or transaction.

Our Series C preferred stock may be diluted upon the issuance of a new series of preferred stock on parity with the shares sold in this offering

        While the terms of our Series C preferred stock restrict our ability to offer a new series of preferred stock that would rank senior to our Series C preferred stock, they do not restrict our ability to offer a new series of preferred stock that is on parity with our Series C preferred stock in the future or to engage in other transactions that could dilute our Series C preferred stock. We have no particular obligation to consider the interests of the holders of our Series C preferred stock in engaging in any such offering or transaction.

Our Series C preferred stock will rank behind our Series B convertible preferred stock

        Until such time as our Series B convertible preferred stock is redeemed, our Series C preferred stock will rank junior to our Series B convertible preferred stock as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of Corning Incorporated. We expect to redeem all outstanding shares of our Series B convertible preferred stock on August 20, 2002, for an aggregate redemption price of approximately $7.1 million.

You will have no rights as common stockholders until you receive our common stock

        Until you receive shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under "Description of the Series C Preferred Stock—Voting Rights"), rights to respond to tender offers for our common stock and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the conversion date.

Our Series C preferred stock has never been publicly traded and an active trading market for our Series C preferred stock may never develop

        Prior to this offering there has been no public market for our Series C preferred stock. Furthermore, there can be no assurance that an active trading market in our Series C preferred stock will develop, or, if developed, that an active trading market will be maintained. Our underwriters have advised us that they intend to facilitate secondary market trading by making a market in our Series C preferred stock. However, the underwriters are not obligated to make a market in our Series C preferred stock and may discontinue market making activities at any time.

Risks Related to Our Common Stock

We may continue to incur operating losses

        We have incurred operating losses for the last several quarters and expect to continue to experience operating losses for the remainder of 2002. All of the concerns we have discussed under "—Risks Related to Our Business" in this prospectus supplement could continue to affect our operating results. In particular, while we are committed to achieving profitability in 2003, the continuance or worsening of the existing turmoil in the telecommunications market may affect our ability to achieve that goal. In addition, our operating results may be affected by:

  •
  seasonality;
  •
  the timing of the receipt of product orders from a limited number of major customers;
  •
  the announcement and introduction of new products by us;
  •
  expenses associated with litigation;
  •
  adverse regulatory developments, including future or pending tax legislation; and
  •
  the costs associated with the acquisition or disposition of a business.

Our common stock price has experienced and may continue to experience substantial volatility

        The market price of our common stock has been, and is likely to continue to be, highly volatile because of the following factors:

  •
  the prolonged downturn in the telecommunications industry;
  •
  continued incurrence of operating losses;
  •
  announcements by our competitors and customers of technological innovations or new products;
  •
  developments with respect to patents or proprietary rights; and
  •
  general market conditions.

        In addition, changes in the market's valuation of telecommunications equipment stocks, and in particular those that participate in supplying optical fiber and photonic products, could cause our common stock to be volatile or decline from current levels, possibly significantly. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, which fluctuation may also cause the price of our common stock to decline.

        Our results of operations and financial performance in future quarters may not meet the expectations of public market securities analysts and investors and that could also cause significant volatility in the price of our common stock. In addition, were our common stock to be delisted from the New York Stock Exchange or no longer included as a component of certain indices, the price of our common stock could be subject to added volatility or decline, possibly significantly.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our Series C preferred stock offered by this prospectus supplement will be approximately $484 million, or approximately $557 million if the underwriters exercise in full their option to purchase additional shares of Series C preferred stock, after deducting the underwriting discounts and commissions and estimated offering expenses we will pay.

        We intend to use the net proceeds from this offering as follows:

  •
  approximately $102.1 million (or approximately $117.4 million if the underwriters exercise in full their option to purchase additional shares of Series C preferred stock) to purchase U.S. treasury securities that we will pledge as collateral to support the promissory note evidencing our obligation to pay dividends on our Series C preferred stock;

  •
  to fund capital expenditures, operating losses, including cash restructuring spending, working capital requirements and general corporate purposes; and

  •
  to purchase and retire long-term debt securities with a weighted average interest rate of 4% per annum with maturities ranging from 2003 through 2029.

        We will invest the net proceeds in short-term, interest-bearing, investment-grade obligations until they are applied as described above.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange under the symbol "GLW." The table below sets forth for the periods indicated, the intra-day high and low sales prices for our common stock as reported on the NYSE Composite Tape and dividends declared on our common stock.

	Price Range
			Cash Dividends Declared Per Share
	High	Low
2000
First Quarter	$75.42	$34.36	.06
Second Quarter	90.33	42.83	.06
Third Quarter	113.29	74.36	.06
Fourth Quarter	107.00	50.75	.06
2001
First Quarter	72.19	19.66	.06
Second Quarter	27.49	12.60	.06
Third Quarter	17.08	8.33	—
Fourth Quarter	10.91	6.92	—
2002
First Quarter	11.16	6.14	—
Second Quarter	7.95	2.80	—
Third Quarter (through July 31, 2002)	4.50	1.60	—

        The last reported sale price of our common stock on the New York Stock Exchange for July 31, 2002 was $1.60. At July 26, 2002, there were 953,320,159 shares of our common stock outstanding held by 28,000 shareholders of record.

        Since the third quarter of 2001 we have not paid, and we do not currently intend to pay for the foreseeable future, dividends on our common stock.

CAPITALIZATION

        The following table sets forth both our actual consolidated capitalization at June 30, 2002 and our capitalization as adjusted to give effect to this offering and the redemption of our Series B convertible preferred stock.

	June 30, 2002
	Actual	As adjusted
	(in millions)
Cash and short-term investments	$1,323	$1,698
Restricted cash and marketable securities	—	102

Current maturities of long-term debt and short-term notes payable	57	93
Long-term debt	4,285	4,351
Minority interest in subsidiary companies	107	107
Series B convertible preferred stock	7	—
Shareholders' equity
7.00% Series C mandatory convertible preferred stock	—	500
Common stock par value $0.50 per share; shares authorized: 3.8 billion; shares issued: 1.0 billion actual and 1.0 billion as adjusted	512	512
Additional paid-in capital	9,516	9,509
Accumulated deficit	(4,070)	(4,181)
Less cost of 74 million shares of common stock in treasury	(775)	(775)
Accumulated other comprehensive loss	(108)	(108)

Total shareholders' equity	5,075	5,457

Total capitalization	$9,531	$10,008

DESCRIPTION OF THE SERIES C PREFERRED STOCK

        The description in this prospectus supplement of the terms of our Series C preferred stock is only a summary. The terms of our Series C preferred stock are contained in a certificate of amendment that amends our certificate of incorporation. Our certificate of incorporation is filed as an exhibit to our filings incorporated by reference in the registration statement of which this prospectus supplement is a part and the certificate of amendment will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

General

        Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $100 per share. Our Series C preferred stock constitutes a series of this preferred stock. See "Description of Preferred Stock" in the accompanying prospectus for a description of our preferred stock.

        Our Series C preferred stock will rank senior to our common stock and to our Series A junior participating preferred stock, and junior to our Series B convertible preferred stock, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of Corning Incorporated. As of July 26, 2002, there were 953,320,159 shares of our common stock and approximately 70,000 shares of our Series B convertible preferred stock outstanding. On July 26, 2002, we sent a notice to redeem our Series B convertible preferred stock. In accordance with this notice and the terms of our Series B convertible preferred stock, we expect to redeem all of the outstanding shares of our Series B convertible preferred stock on August 20, 2002 for an aggregate redemption price of approximately $7.1 million, including accrued and unpaid dividends. Holders of our Series B convertible preferred stock may convert at any time prior to August 20, 2002 each of their shares to 14.37 shares of our common stock.

        The terms of our Series C preferred stock restrict our ability to issue capital stock that ranks senior to our Series C preferred stock, including our Series B convertible preferred stock, as discussed below under "Voting Rights."

Dividends

  General

        Dividends on our Series C preferred stock will be payable quarterly on the 16th calendar day (or the following business day if the 16th is not a business day) of February, May, August and November of each year (each of which we call a dividend payment date) at the annual rate of $7.00 per share. The initial dividend on our Series C preferred stock for the first dividend period, assuming our Series C preferred stock is issued on August 6, 2002, will be $1.925 per share, and will be payable on November 16, 2002. Each subsequent quarterly dividend on our Series C preferred stock will be $1.750 per share.

        A dividend period is the period ending on the day before a dividend payment date and beginning on the preceding dividend payment date or, if none, the date of issue. Dividends payable on a dividend payment date will be payable to holders of record as they appear on our stock books on the first day of the calendar month in which the applicable dividend payment date falls.

        The amount of dividends payable on each share of our Series C preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        If we fail for any reason to pay a dividend (whether on a regular dividend payment date or upon acceleration as described below under "Acceleration of Dividends"), the dividend will accumulate until paid.

  The Promissory Note

        Our obligation to pay the dividends we owe on our Series C preferred stock will be evidenced by a promissory note that we will issue on the closing date to the collateral agent for the benefit of the holders of our Series C preferred stock. The principal amount of the promissory note will equal the full amount of all dividends we owe on the aggregate number of our Series C preferred stock outstanding from time to time from issuance through the mandatory conversion date.

        On each dividend payment date, we will make a scheduled payment under the promissory note to the collateral agent for payment to the paying agent equal to the aggregate amount of dividends we owe on our outstanding Series C preferred stock at that time, and the principal amount of the promissory note will be reduced in a corresponding amount. Upon early conversion of any shares of our Series C preferred stock, whether at the option of the holder or upon a cash merger, the principal amount of the promissory note will be reduced by an amount equal to the full amount of the future dividends we otherwise would owe on our Series C preferred stock being converted. However, if you surrender your shares of our Series C preferred stock for early conversion after the close of business on a record date for any payment of dividends but before the opening of business on the corresponding dividend payment date, the promissory note will not be reduced by an amount equal to such dividends until we pay on that dividend payment date. Our obligations under the promissory note will at all times correspond to the full amount of dividends we owe at that time on our Series C preferred stock and will be extinguished upon the earlier of the mandatory conversion date or any date on which all of our Series C preferred stock has been converted or otherwise no longer is outstanding.

        The promissory note is not negotiable or transferable, except in whole to a successor collateral agent, or exchangeable. As described below, we will pledge U.S. treasury securities to the collateral agent to secure our payment obligations under the promissory note. The holders of the Series C preferred stock do not, however, have a direct right of enforcement under the promissory note or through the promissory note any claim on our assets other than the U.S. treasury securities pledged to the collateral agent to secure our payment obligations under the promissory note, nor do they have any voting rights with respect thereto. The pro rata interest of each holder in payments under the promissory note will not be represented by any form of certificate or instrument.

  Declaration and Pledge of Collateral

        When our Series C preferred stock is issued, we will declare all dividends that will be payable on each dividend payment date from issuance to the mandatory conversion date, and no further corporate action will be required to authorize the payment of those dividends. Our obligation to pay the dividends will be evidenced by the promissory note described above. At the same time, we will purchase and deposit with Citibank, N.A., acting as collateral agent, U.S. treasury securities in such amounts as will be sufficient, upon receipt of scheduled interest and principal payments, to provide for payments on the promissory note on or prior to each dividend payment date of amounts equal to the scheduled dividend payments due on that date.

        We expect to use approximately $102.1 million of the net proceeds of the offering to acquire the U.S. treasury securities; however the precise amount of securities to be acquired will depend upon the interest rates on U.S. treasury securities prevailing on the pricing date. If, in the future, the underwriters exercise their option to purchase additional Series C preferred stock, we will purchase additional U.S. treasury securities at the then prevailing market rates in such amounts as will be sufficient to secure an increase in the principal amount of the promissory note equal to the dividend payments on the additional Series C preferred stock. The U.S. treasury securities that we pledge will secure our obligation to pay an amount equal to all dividends on our Series C preferred stock, but would likely not be sufficient to pay fully any compounded dividends as described above under "Dividends—General". The U.S. treasury securities will not secure payment of amounts equal to the liquidation preference of our Series C preferred stock or any other amounts and will not secure our obligation to deliver our common stock upon conversion of our Series C preferred stock.

        When we make the pledge, we will irrevocably direct the collateral agent to use the payments it receives at maturity of those U.S. treasury securities to pay to the paying agent for our Series C preferred stock on each dividend payment date the amount we owe at that date under the promissory note, equal to the amount of the dividends then payable by us, unless we have previously delivered sufficient cash to the paying agent to pay those dividends. Under the terms of the agreement in which we make that pledge, instead of pledging U.S. treasury securities for some or all of the dividend payments, we may instead pledge cash equal to the amount of the dividend that will become due. If we pledge cash to replace some or all of the U.S. treasury securities, those U.S. treasury securities will be released to us free of any security interest. Upon early conversion, the collateral agent will also release and sell the pro rata portion of the collateral portfolio, consisting of cash or U.S. treasury securities, that secures the promissory note evidencing our obligation with respect to the future dividends otherwise payable on the converted shares of our Series C preferred stock. The collateral agent will then pay to the paying agent the cash amounts realized from the sale of such released collateral.

        While the amount payable on or prior to each dividend payment date on the U.S. treasury securities that we pledge is required to be at least equal to the dividends that will be payable on our Series C preferred stock on that dividend payment date, it is unlikely that the cash or U.S. treasury securities that we pledge will be sufficient to secure any compounded amounts due on dividends that are not timely paid on any dividend payment date.

        When we declare the dividends due on our Series C preferred stock, those dividends will become an obligation due from us to the holders of our Series C preferred stock. Your right to use the cash or the proceeds of the U.S. treasury securities that we pledge to secure our payment obligations under the promissory note evidencing our obligation to pay those dividends should be superior to the rights of holders of our debt securities and our other creditors and to the holders of any other series of our preferred stock.

  Acceleration of Dividends

        All dividends that will become payable on our Series C preferred stock through the mandatory conversion date will become immediately due and payable, and all amounts due under the promissory note will correspondingly accelerate, if any of the following events occurs:

        —the rating on our long-term debt is reduced to Ca or below by Moody's or CC or below by Standard & Poor's;

        —we fail to comply with any of the terms of our Series C preferred stock; or

        —we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur with respect to us or any of our principal subsidiaries.

        Notwithstanding the automatic acceleration of dividends and obligations under the promissory note if we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur with respect to us or any of our principal subsidiaries, if we become the subject of a proceeding under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of any securities or cash being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted.

        If the dividends on our Series C preferred stock and the corresponding amounts under the promissory note are accelerated and we do not pay the full amount that becomes due, the collateral agent will apply the cash, or the proceeds of liquidation of the U.S. treasury securities, that we have pledged to pay the accelerated amounts. It is unlikely, however, that the proceeds of liquidation of the U.S. treasury securities, together with any cash in the collateral portfolio, will be sufficient to pay the full amount of the accelerated dividends. In addition, the court in any such proceeding would likely limit your recovery to the net present value of the unpaid dividends, discounted to present value at a discount rate to be determined by the court.

Payment Restrictions

        If we do not pay a dividend on a dividend payment date, then, until all accrued and unpaid dividends are paid:

  •
  We may not take any of the following actions with respect to any of our capital stock that ranks junior to our Series C preferred stock as to payment of dividends or the distribution of assets upon winding up, including our common stock and any shares of our Series A junior participating preferred stock we may issue in the future:

  •
  declare or pay any dividend or make any distribution of assets on the junior capital stock, other than dividends or distributions of our capital stock that ranks junior to our Series C preferred stock as to payment of dividends and the distribution of assets upon winding up; or

  •
  redeem, purchase or otherwise acquire the junior capital stock, except upon conversion or exchange for our capital stock that ranks junior to our Series C preferred stock as to payment of dividends and the distribution of assets upon winding up.

  •
  We may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with our Series C preferred stock as to payment of dividends or the distribution of assets upon winding up, except for conversion or exchange for our capital stock that ranks junior to our Series C preferred stock as to payment of dividends and the distribution of assets upon winding up.

Automatic Conversion of Series C Preferred Stock on Mandatory Conversion Date

        All of the shares of our Series C preferred stock that have not been previously converted at your option or upon specified mergers and other transactions described below, will automatically convert, on August 16, 2005, which we call the "mandatory conversion date," into a number of newly issued shares of our common stock equal to the conversion rate.

        The conversion rate, which is the number of newly issued shares of our common stock issuable upon conversion of each share of our Series C preferred stock on the mandatory conversion date, will, subject to adjustment under certain circumstances as described under "—Anti-dilution Adjustments" below, be as follows:

  •
  If the "applicable market value" of our common stock, which is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date, is equal to or greater than $1.968, which we call the "threshold appreciation price," then the conversion rate, which is equal to $100.00 divided by $1.968, will be 50.813 shares of our common stock per share of our Series C preferred stock. Accordingly, if the market price for our common stock increases to an amount that is greater than $1.968 on the settlement date, the aggregate market value of our common stock issued upon conversion of each share of our Series C preferred stock, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $100.00.

  •
  If the applicable market value of our common stock is less than $1.968 but greater than the initial price of $1.60, the conversion rate will be equal to $100.00 divided by the applicable market value of our common stock. Accordingly, if the market price for our common stock increases but that market price is less than the threshold appreciation price of $1.968 on the settlement date, the aggregate market value of our common stock issued upon conversion of each share of our Series C preferred stock, assuming that this market value is the same as the applicable market value of our common stock, will equal $100.00.

  •
  If the applicable market value of our common stock is less than or equal to the initial price of $1.60, the conversion rate, which is equal to $100.00 divided by $1.60, will be 62.500 shares of our common stock per share of our Series C preferred stock. Accordingly, if the market price for our common stock decreases to an amount that is less than $1.60 on the settlement date, the aggregate market value of our common stock issued upon conversion of each share of our Series C preferred stock, assuming that this market value is the same as the applicable market value of our common stock, will be less than $100.00, and if the market price equals $1.60, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $100.00.

        For purposes of determining the applicable market value of our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not traded on the New York Stock Exchange on any date of determination, the closing price of our common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for our common stock is so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

        A trading day is a day on which our common stock:

  •
  is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

  •
  has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Conversion

        All of your shares of our Series C preferred stock will be automatically converted into our common stock on the mandatory conversion date unless you have converted them prior to the mandatory conversion date as described below in "—Conversion at the Option of Holder" or "—Early Conversion Upon Cash Merger."

        On the mandatory conversion date, our common stock will be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing your shares of our Series C preferred stock, if our Series C preferred stock is held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

        Prior to the date on which shares of our common stock are issued upon conversion, our common stock issuable upon conversion of our Series C preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers for our common stock and rights to receive any dividends or other distributions on our common stock, by virtue of holding our Series C preferred stock.

Conversion at the Option of Holder

        The holders of our Series C preferred stock have the right to convert their shares, in whole or in part, at any time prior to the mandatory conversion date, into shares of our common stock at the rate of 50.813 shares of our common stock per share of our Series C preferred stock. In addition, you will receive cash equal to the market value at that time of the pro rata share of the collateral portfolio, consisting of cash and U.S. treasury securities, that secures our payment obligations under the promissory note evidencing our obligation with respect to the future dividends otherwise payable to the mandatory conversion date on the converted shares of our Series C preferred stock. The U.S. treasury securities in the collateral portfolio will consist of the 12 or fewer U.S. treasury principal strips that match most closely the dividend payment dates. The value of the portfolio, which will be paid in cash, shall be the market value of the portfolio on that date as determined by Citibank, N.A., acting as collateral agent. However, if you surrender your shares of our Series C preferred stock for early conversion after the close of business on a record date for any payment of dividends but before the opening of business on the corresponding dividend payment date, you will not receive cash corresponding to the dividend to be paid on that dividend payment date, but will instead receive the dividend when paid on such dividend payment date.

Early Conversion Upon Cash Merger

        Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then on or after the date of the cash merger each holder of our Series C preferred stock will have the right to convert our Series C preferred stock at the conversion rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which must be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur, which we refer to as an "early settlement date", and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of cash, securities and other property receivable by the holder upon conversion. To exercise the merger early settlement right, you must deliver to us, on or one business day before the early settlement date, the certificate evidencing your shares of our Series C preferred stock, if our Series C preferred stock is held in certificated form. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of cash, securities or other property that you would have been entitled to receive if you had converted your shares of our Series C preferred stock immediately before the cash merger at the conversion rate in effect at such time. If you do not elect to exercise your merger early settlement right, instead of shares of our common stock, you will receive for your shares of our Series C preferred stock on the mandatory conversion date, at the conversion rate in effect on that date, the cash, securities or other property for which our common stock was exchangeable in connection with the cash merger.

Anti-dilution Adjustment

        The formula for determining the conversion rate that applies to the mandatory conversion and the early conversion upon a cash merger as well as to the conversion at the option of a holder may be adjusted if certain events occur, including:

  1.
  the payment of a dividend or the making of a distribution on our common stock, to the extent that such dividend or distribution consists of shares of our common stock;

  2.
  subdivisions, splits and combinations of our common stock;

  3.
  the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

  4.
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

  5.
  distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding on a fully diluted basis) on the date fixed for the determination of stockholders entitled to receive such distribution; and

  6.
  the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

        The "current market price" per share of our common stock on any date means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the date in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

        In the case of a reclassification, consolidations, merger, sale or transfer of assets or other transaction that causes our common stock to be converted into the right to receive other securities, cash or property, each share of our Series C preferred stock then outstanding would, without the consent of the holders of our Series C preferred stock, become convertible into such other securities, cash or property instead of our common stock. In such event, on the conversion date the conversion rate will be applied to the value on the conversion date of the securities, cash or property a holder would have received if it had held our common stock when the applicable transaction occurred. Holders have the right to convert their shares of our Series C preferred stock early in the event of certain cash mergers as described under "—Early Conversion Upon Cash Merger."

        If at any time we make a distribution of property to holders of our common stock that would be taxable to the holders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the conversion rate adjustment provisions of our Series C preferred stock, the conversion rate is increased, that increase may be deemed to be the receipt of taxable income to holders of our Series C preferred stock. See "United States Federal Income Tax Considerations—U.S. Holders—Conversion Premium and Adjustment of Conversion Rate."

        In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate and the optional conversion rate in effect immediately before the close of business on the record date fixed for determination of holders entitled to receive that distribution will be increased by multiplying:

  •
  the conversion rate or the optional conversion rate, as the case may be, by

  •
  a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock and the denominator of which is the current market price of our common stock.

        The adjustment to the conversion rate and the optional conversion rate under the preceding paragraph will occur on the date that is the earlier of:

  •
  the tenth trading day following the effective date of the spin-off; and

  •
  the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

        For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

        In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

        If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

        In addition, we may increase the conversion rate or the optional conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

        Adjustments to the conversion rate or the optional conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate or the optional conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

        We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of our Series C preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

        Each adjustment to the conversion rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon conversion of our Series C preferred stock.

Fractional Shares

        No fractional shares of our common stock will be issued upon conversion of our Series C preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of our Series C preferred stock of any holder which are converted upon mandatory conversion or any optional conversion, that holder will be entitled to receive an amount in cash equal to the same fraction of:

  •
  in the case of mandatory conversion, the current market price; or

  •
  in the case of an optional conversion by a holder, the closing price of our common stock determined as of the trading day immediately preceding the effective date of conversion.

Common Stock Rights

        Reference is made to the "Description of Common Stock" in the accompanying prospectus for a description of the rights of holders of common stock to be delivered upon conversion of our Series C preferred stock.

Liquidation Rights

        In the event of the voluntary or involuntary liquidation, dissolution or winding up of Corning Incorporated, the holders of our Series C preferred stock will be entitled to receive, out of our assets available for distribution to stockholders—before any distribution of assets is made on our common stock or any future class of securities which ranks junior to our Series C preferred stock but only after any distribution of assets is made on any outstanding shares of our Series B convertible preferred stock—a liquidating distribution in the amount of $100.00, plus an amount equal to the sum of all accrued and unpaid dividends, whether or not earned, for the then-current dividend period and all prior dividend periods. See "—Dividends—Declaration and Pledge of Collateral." On July 26, 2002, we gave notice of our intention to redeem all outstanding shares of our Series B convertible preferred stock, and we expect to redeem the Series B convertible preferred stock on August 20, 2002 for an aggregate redemption price of approximately $7.1 million, including the accrued and unpaid dividends.

        For the purpose of the preceding paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of Corning Incorporated:

  •
  the sale of all or substantially all of our property or business;

  •
  the merger or consolidation of Corning Incorporated into or with any other corporation; or

  •
  the merger or consolidation of any other corporation into or with Corning Incorporated.

        After the payment to the holders of our Series C preferred stock of the full preferential amounts provided above, the holders of our Series C preferred stock will have no right or claim to any of our remaining assets.

        In the event our assets available for distribution to the holders of our Series C preferred stock upon any liquidation, dissolution or winding up of Corning Incorporated, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the holders are entitled as provided above, no such distribution will be made on account of any other stock ranking equally with our Series C preferred stock as to the distribution of assets upon that liquidation, dissolution or winding up unless a pro rata distribution is made on our Series C preferred stock. The amount allocable to each series of parity stock will be determined on the basis of the aggregate liquidation preference of the outstanding shares of each series, and distributions to the shares comprising each series will be made on a pro rata basis.

Voting Rights

        The holders of our Series C preferred stock are not entitled to any voting rights, except as required by applicable state law and as described below.

        We will not, without the approval of the holders of at least 66 2/3% of our Series C preferred stock then outstanding, amend any of the provisions of our certificate of incorporation, as amended, so as to affect adversely the powers, preferences, privileges or rights of the holders of our Series C preferred stock.

        We will not, without the approval of the holders, voting together as a single class, of 80% of our Series C preferred stock then outstanding and all shares of any other series of our preferred stock ranking equally with our Series C preferred stock as to dividends or distribution of assets upon dissolution:

  •
  issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking senior to our Series C preferred stock as to dividends or distribution of assets upon dissolution; or

  •
  reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to our Series C preferred stock, provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking equally with or junior to our Series C preferred stock.

Miscellaneous

        We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of our Series C preferred stock that number of shares of our common stock as shall from time to time be issuable upon the conversion of all our Series C preferred stock then outstanding. Our Series C preferred stock converted into our common stock or otherwise reacquired by us will resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and will be available for subsequent issuance.

Transfer Agent, Registrar, Dividend Disbursing Agent and Collateral Agent

        Computershare Investor Services, LLC will act as transfer agent and registrar for our Series C preferred stock. Citibank, N.A. will act as collateral agent and paying agent for the payment of dividends on our Series C preferred stock.

Title

        We, the transfer agent, registrar, paying agent and collateral agent may treat the registered holder of our Series C preferred stock as the absolute owner of those shares for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry System

        The Depository Trust Company, or DTC, will act as securities depositary for our Series C preferred stock. Our Series C preferred stock will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of our Series C preferred stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in our Series C preferred stock so long as our Series C preferred stock is represented by global security certificates.

        The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

        No Series C preferred stock represented by global security certificates may be exchanged in whole or in part for our Series C preferred stock registered, and no transfer of global security certificates will be made in whole or in part for our Series C preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or there is a continuing default by us in respect of our obligations under our Series C preferred stock, the certificate of amendment or any other principal agreements or instruments executed in connection with this offering. All of our Series C preferred stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of our Series C preferred stock represented by those certificates for all purposes under our Series C preferred stock. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or our Series C preferred stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of our Series C preferred stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of our Series C preferred stock represented by those certificates for any purpose under our Series C preferred stock. All payments on our Series C preferred stock represented by the global security certificates and all related transfers and deliveries of Series C preferred stock, treasury securities and common stock will be made to the depositary or its nominee as their holder.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

        Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

        Neither we nor any of our agents, will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

        The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Series C Preferred Stock Certificates

        If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the transfer agent and us.

        We, however, are not required to issue any certificates representing our Series C preferred stock on or after the mandatory conversion date. In place of the delivery of a replacement certificate following the mandatory conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of our Series C preferred stock evidenced by the certificate.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary is a discussion of U.S. federal income tax considerations relevant to the purchase, ownership and disposition of our Series C preferred stock and our common stock received upon conversion and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings, and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with shares of our Series C preferred stock which are purchased by investors at the public offering price as set forth on the cover page hereof and common stock received by such investors upon conversion of our Series C preferred stock and which shares are held as "capital assets" (as defined in the Code). It does not purport to deal with persons in special tax situations, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, persons holding shares of our Series C preferred stock or shares of our common stock as a hedge against currency risk or as a position in a "straddle" or conversion transaction, or persons whose functional currency is not the U.S. dollar. This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities.

        PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES C PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        As used herein, the term "U.S. holder" means a beneficial owner of a share of our Series C preferred stock or share of our common stock that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. The term "non-U.S. holder" means a beneficial owner of share of our Series C preferred stock or share of common stock that is not a U.S. holder.

        No statutory, judicial or administrative authority directly addresses treatment of an instrument with some of the features of our Series C preferred stock for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to our Series C preferred stock. Thus, as further described below, some aspects of the U.S. federal income tax treatment of an investment in our Series C preferred stock are not completely certain.

U.S. Holders

  Dividends

        Under Treasury regulations, a cash distribution by a corporation to its shareholders paid out of current or accumulated earnings and profits (as determined for tax purposes) is reported by them as income when the cash is unqualifiedly made subject to their demands. As such, the IRS has publicly ruled that the date of payment, rather than the date of declaration, is the taxable distribution date to stockholders for a dividend. Further, there is caselaw providing that the issuance of a non-transferable promissory note to evidence a corporation's obligation to pay a future dividend is not taxable when issued if, among other things, the shareholder does not have an unqualified right to demand immediate payment on the note. The same rule for reporting dividends as income upon receipt applies to taxpayers using either the accrual or the cash method of tax accounting. To the extent a distribution by a corporation exceeds its current and accumulated earnings and profits, the distribution is a return of capital that reduces the stockholder's basis in its stock.

        Thus, quarterly cash dividends on our Series C preferred stock will be taxable for U.S. federal income tax purposes as ordinary dividend income on a quarterly basis when paid to you as a holder to the extent of our current and accumulated earnings and profits. While we believe we have sufficient accumulated earnings for dividend treatment for the current year, we may not have earnings and profits (current or accumulated) in future years. In the event that we do not have sufficient earnings and profits (current or accumulated) in a year when our Series C preferred stock is outstanding, the cash dividends paid on that stock will not be eligible for the dividends received deduction generally available to U.S. corporations and will be treated as a return of capital that reduces your basis in our Series C preferred stock (rather than as a taxable dividend). This reduction will increase the amount of gain (or reduce the amount of any loss) on a sale of our Series C preferred stock or our common stock received upon conversion.

        For a discussion of dividend treatment for the amount of cash received upon early conversion of our Series C preferred stock into our common stock, see "Mandatory or Optional Conversion into Common Stock" below.

        As shown by the above discussion, we will determine the status of dividends (as taxable or as a return of capital) by reference to our earnings and profits, if any, when dividends on our Series C preferred stock are paid. However, since we are declaring all dividends from issuance through the mandatory conversion date and pledging funds and issuing our promissory note to evidence and to secure our obligation to pay those dividends, it is possible that the IRS may assert that the proper time for measuring our earnings and profits for measuring taxable dividends is when our Series C preferred stock is issued. While this treatment might change the status of some dividend payments paid to you to ordinary income from a non-taxable return of capital and your stock basis would not be reduced, you will still report dividends as income upon receipt on a quarterly basis.

        Further, investors who are U.S. corporations should be aware that under certain circumstances, a corporation that receives an "extraordinary dividend" is required to reduce its stock basis by the portion of such dividend that is not taxed because of the dividends received deduction. Generally, quarterly dividends that are not in arrears and that are paid to an original holder of the shares of our Series C preferred stock will not constitute extraordinary dividends. However, under Code Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." For this purpose, "disqualified preferred stock" includes stock which is preferred as to dividends if, among other characteristics, the issue price of such stock exceeds its liquidation rights or redemption price. Although there is no authority on point and the value of our common stock received upon mandatory conversion may be less than the issue price or redemption price of our Series C preferred stock, our Series C preferred stock should not be "disqualified preferred stock" for this purpose since that value may also exceed those prices.

        Moreover, the presence of the dividend declaration and dividend collateral security features of our Series C preferred stock might be viewed from a U.S. federal income tax standpoint as the issuance of a unit consisting of a separate installment note for dividends payable through mandatory conversion together with preferred stock issued at a discount from the stated liquidation price of the preferred stock. In the unlikely event of such treatment, holders would be required to allocate their purchase price between the dividend installment note and the discount preferred stock, stated dividends would be treated as principal payments (with some interest) and holders may have to accrue dividend income on account of the discount prior to mandatory conversion.

  Mandatory or Optional Conversion into Common Stock

        In the case of a mandatory conversion of our Series C preferred stock into common stock, you will not recognize gain or loss, so long as you receive no cash on account of future dividends in connection with the mandatory conversion. You may recognize income to the extent you receive cash in payment of previously accrued and unpaid dividends upon a mandatory conversion. In addition, if you receive cash in lieu of a fractional share upon a mandatory conversion, you will be treated as having received the fractional share and exchanged it for cash in a transaction that generally should result in capital gain or loss, measured by the difference between the cash received for the fractional share and your tax basis in the fractional share.

        In the case of an optional conversion by you of our Series C preferred stock into our common stock prior to the mandatory conversion date where you realize gain, the amount of cash paid to you on account of future dividends will be taxable either as a dividend in the event we have sufficient accumulated earnings and profits at the time of such conversion or otherwise as capital gain. For this purpose, gain means the excess, if any, of the sum of the fair market value of our common stock and the cash received upon early conversion over your basis in our Series C preferred stock immediately prior to conversion. To the extent the amount of cash you receive exceeds the gain realized, the excess amount will not be taxable to you but will reduce your basis in our common stock. Further, if you are a U.S. corporate holder, any gain taxable as a dividend may be treated as an extraordinary dividend under Code Section 1059, thereby requiring you to reduce your basis in our stock to the extent of the non-taxed portion because of the dividends received deduction. Moreover, special holding period rules for the Series C preferred stock likely would apply to U.S. corporate holders in order to qualify for the dividends received deduction. Regardless of whether we have sufficient earnings and profits, you will not be permitted to recognize any loss realized by you on early conversion.

        You should be aware, however, that the tax treatment described above in respect of the optional conversion may be challenged by the IRS on the grounds that the cash received on early conversion represents a taxable dividend to you to the extent we have earnings and profits at the time of conversion because there has not been a meaningful reduction in your equity interest in us. Under this characterization, you would be taxable on cash received on account of future dividends even if you recognized a loss on your early conversion of our Series C preferred stock into our common stock.

        Generally, your tax basis in our common stock received upon the conversion of the shares of our Series C preferred stock will equal the adjusted tax basis of the converted shares of our Series C preferred stock (exclusive of any basis allocable to a fractional share interest and subject to downward adjustment for early conversion as described above) and the holding period of such common stock will include the holding period of the converted shares of our Series C preferred stock.

  Conversion Premium and Adjustment of Conversion Rate

        Under some circumstances, Section 305 of the Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, prior to receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of our Series C preferred stock should not be required to include any conversion premium in income as a redemption premium under Section 305 of the Code in respect of the conversion into our common stock.

        Certain adjustments (or failure to make adjustments) to the conversion rate and the optional conversion rate to reflect our issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock may result in constructive distributions under Section 305(c) of the Code taxable as dividends to the holders of the shares of our Series C preferred stock (or, with respect to a failure to adjust the conversion rate, holders of our common stock) which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders as described above.

  Disposition of Series C Preferred Stock and Common Stock

        A holder that sells or otherwise disposes of shares of our Series C preferred stock or shares of our common stock received upon conversion generally will realize gain (or loss) to the extent that the proceeds of such disposition (not including any proceeds attributable to any declared accrued but unpaid dividends which will be taxable as such to holders of record who have not previously included such dividends in income), net of certain reasonable costs of disposition, exceed (or are exceeded by) the adjusted tax basis of our Series C preferred stock or common stock that is disposed of by such holder. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such stock is more than one year.

Non-U.S. Holders

  Dividends

        We generally will withhold tax at a rate of 30% on the dividends, if any, paid on the shares of our Series C preferred stock or shares of our common stock acquired upon conversion of our Series C preferred stock (including any amount of cash paid upon early conversion that is treated as a dividend and any deemed dividends resulting from certain adjustments to the conversion rate on our Series C preferred stock as described in "—Conversion Premium and Adjustment of Conversion Rate") to the extent paid out of our earnings and profits (current or accumulated) as determined for U.S. federal income tax purposes. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, where a tax treaty applies, are also attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described above. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as may be provided under an applicable tax treaty). In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such dividends are not subject to withholding tax because they are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

        Under Treasury regulations, if we determine, at a time reasonably close to the date of payment of a distribution on our Series C preferred stock or our common stock, that the distribution will not qualify as a dividend because we will not have current or accumulated earnings and profits, we may elect not to withhold any U.S. federal income tax on the distribution as permitted by those Treasury regulations. If we or another withholding agent withholds tax on any such distribution that is made during a taxable year for which we have no earnings and profits (current or accumulated), you may be entitled to a refund of the tax withheld which you may claim by filing a United States tax return with the IRS.

  Dispositions

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other disposition of our Series C preferred stock or common stock unless:

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) has a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, where a tax treaty applies, is also attributable to a U.S. permanent establishment maintained by the non-U.S. holder); or

  •
  we are or have been "U.S. real property holding corporation" for U.S. federal income tax purposes.

        Effectively connected or attributable gains generally will be subject to U.S. federal income taxation at the same graduated rates applicable to U.S. persons, and may, in the case of a corporate non-U.S. holder, also be subject to the branch profits tax. We do not believe that we are currently a U.S. real property holding corporation for U.S. federal income tax purposes, and we believe it is unlikely that we will become one.

        Except as described above under "Dividends" in respect of cash or U.S. treasury securities paid upon early conversion, a non-U.S. holder would not be subject to U.S. federal income tax or withholding tax upon conversion of our Series C preferred stock into our common stock.

  U.S. Estate Tax

        An individual who is a non-U.S. holder (as determined for U.S. estate tax purposes) at the time of death and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our Series C preferred stock or common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding Tax and Information Reporting

        Payments of dividends on, and the proceeds from the disposition or retirement of, our Series C preferred stock and the common stock may be subject to information reporting and U.S. federal backup withholding tax if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against that U.S. holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        A non-U.S. holder may also be subject to information reporting and U.S. federal backup withholding tax on these payments unless the non-U.S. holder establishes that it is not a U.S. person. A certification on IRS Form W-8BEN will satisfy the certification requirements necessary to avoid information reporting as well as U.S. backup withholding tax. Even if the payments are not otherwise subject to information reporting, payments of dividends are nevertheless subject to reporting on IRS Form 1042-S. The amount of any backup withholding from a payment to the non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to our Series C preferred stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our Series C preferred stock indicated in the following table.

Underwriters	Shares of Series C Preferred Stock
Salomon Smith Barney Inc.	1,333,500
J.P. Morgan Securities Inc.	1,333,500
Goldman, Sachs & Co.	1,333,500
Banc of America Securities LLC	374,500
Wachovia Securities, Inc.	374,500
Dresdner Kleinwort Wasserstein Securities, LLC	83,500
Fleet Securities, Inc.	83,500
HSBC Securities (USA) Inc.	83,500

Total	5,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase our Series C preferred stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of our Series C preferred stock (other than those shares covered by the option to purchase additional securities described below) if they purchase any of our Series C preferred stock.

        To the extent the underwriters sell more than 5,000,000 shares of our Series C prefererd stock, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of Series C preferred stock at the initial price to public less the underwriting discount. If any shares of our Series C preferred stock are purchased pursuant to this option, the underwriters will severally purchase the shares in approximately the same proportion as set forth in the table above.

        We and certain of our officers and directors, for a period of 90 days from the date of this prospectus supplement, will not, without the prior written consent of each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. dispose of or hedge any shares of our Series C preferred stock or shares of our common stock or any securities convertible into or exchangeable for our common stock. This agreement does not apply to any securities issued: (1) under employee benefit plans or dividend reinvestment plans, (2) upon exercise of currently outstanding stock options, (3) upon conversion or exchange of currently outstanding convertible or exchangeable securities or (4) in connection with mergers, acquisitions or similar transactions so long as the transferee in such transactions agrees to be subject to the provisions of this lock-up agreement, except that the applicable lock-up period will be 60 days from the date of this prospectus supplement for such transactions involving issuances of our securities with a principal amount or market value of $100 million or less. This agreement does not restrict us from filing a shelf registration statement that includes equity securities or granting stock options or issuing our common stock upon exercise of such newly issued stock options so long as any shares of our common stock issued upon such exercise is subject to the provisions of this lock-up agreement.

        Our Series C preferred stock is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in our Series C preferred stock but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market of our Series C preferred stock.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Series C preferred stock.

Paid by Corning Incorporated	No Exercise	Full Exercise
Per Share	$3.00	$3.00
Total	$15,000,000	$17,250,000

        Shares of our Series C preferred stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series C preferred stock sold by the underwriters to securities dealers may be sold at a discount of up to $1.80 per share from the initial price to public. Any such securities dealers may resell any Series C preferred stock purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial price to public. If all of the shares of our Series C preferred stock are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

        In connection with this offering, the underwriters may purchase and sell our Series C preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our Series C preferred stock than they are required to purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because other underwriters have repurchased our Series C preferred stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our Series C preferred stock. As a result, the price of our Series C preferred stock may be higher than the price that otherwise might exist in the open market in the absence of these transactions. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our portion of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $850,000.

        The underwriters and certain of their affiliates have engaged and may continue to engage in transactions with, and have performed and may continue to perform, investment and commercial banking services for us and our subsidiaries and affiliates in the ordinary course of business. Citibank, N.A., JPMorgan Chase Bank, Bank of America, N.A., Wachovia Bank, N.A., Fleet National Bank, Dresdner Bank AG and HSBC Bank USA are lenders under our revolving credit facility, in which capacity they have received and may in the future receive customary compensation.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF SECURITIES

        The validity of our Series C preferred stock offered hereby is being passed upon for us by Shearman & Sterling, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

        The consolidated financial statements of Corning incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

PROSPECTUS

Corning Incorporated
and
Corning Finance B.V.

By this prospectus, we may offer from time to time up to $5,000,000,000 of:

                            •    Debt Securities of Corning Incorporated;

                            •    Guaranteed Debt Securities of Corning Finance B.V.;

                            •    Debt Warrants and Equity Warrants of Corning Incorporated;

                            •    Preferred Stock of Corning Incorporated;

                            •    Depositary Shares of Corning Incorporated; and

                            •    Common Stock of Corning Incorporated.

        When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        The common stock of Corning Incorporated is quoted on the New York Stock Exchange under the symbol "GLW."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 29, 2001.

CORNING INCORPORATED

        We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. In this prospectus, "Corning" refers to Corning Incorporated and not Corning Finance B.V.

        We are a global, technology-based corporation which operates in three broadly based operating business segments:

  •
  Telecommunications;

  •
  Advanced Materials; and

  •
  Information Display.

        The Telecommunications segment produces optical fiber and cable, optical hardware and equipment, photonic modules and components and optical networking devices for the worldwide telecommunications industry. The Advanced Materials segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include environmental products, life science products, semiconductor materials and optical and lighting products. The Information Display segment manufactures glass panels and funnels for televisions and CRT's, liquid-crystal display glass for flat panel displays and projection video lens assemblies.

        Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

CORNING FINANCE B.V.

        Corning Finance B.V. is an indirect wholly owned subsidiary of Corning, incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of Corning and its subsidiaries. Corning Finance B.V. has no independent operations. Its principal executive offices are located at Strawinskylaan 3105, 1007 Amsterdam; telephone: 31.20.406.4444.

RISK FACTORS

        The securities to be offered may involve various degrees of risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the important factors set forth in the documents incorporated by reference in this prospectus before investing in any securities that may be offered.

USE OF PROCEEDS

        Except as may be set forth in the prospectus supplement(s), we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement(s) for general corporate purposes. Our general corporate purposes may include:

  •
  the repayment or reduction of indebtedness;

  •
  working capital requirements;

  •
  financing acquisitions; and

  •
  the funding of a portion of our normal, ongoing capital spending program.

        Corning Finance B.V. will lend the net proceeds from the sale of any debt securities offered by it to Corning or its subsidiaries to be used for similar purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

SECURITIES WE MAY ISSUE

        We may use this prospectus to offer up to $5,000,000,000 of:

  •
  debt securities issued by Corning;

  •
  debt securities issued by Corning Finance B.V. and fully and unconditionally guaranteed by Corning;

  •
  debt warrants and equity warrants issued by Corning;

  •
  preferred stock issued by Corning;

  •
  depositary shares relating to preferred stock; and

  •
  common stock issued by Corning.

        A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

        The table below sets forth:

  •
  our historical ratios of earnings to fixed charges; and

  •
  our consolidated ratios of earnings to combined fixed charges including preferred stock dividends for the periods indicated.

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of:

  •
  income from continuing operations before taxes on income, equity in earnings of associated companies and minority interest;

  •
  dividends received from equity investees;

  •
  amortization of previously capitalized interest; and

  •
  fixed charges net of capitalized interest.

        Fixed charges consist of:

  •
  interest on indebtedness, including capitalized interest;

  •
  amortization of debt issuance costs; and

  •
  a portion of rental expenses which represents an appropriate interest rate factor.

        Preferred dividends consist of dividends paid on:

  •
  Corning's 6% Convertible Monthly Income Preferred Securities, all of which were redeemed as of March 23, 1999 and none of which are currently outstanding; and

  •
  Corning's 8% Series B Convertible Preferred Stock.

Year Ended
	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997	Dec. 31, 1996
Ratio of earnings to fixed charges	4.6x	5.4x	4.8x	6.7x	7.3x
Ratio of earnings to combined fixed charges including preferred stock dividends	4.6x	5.2x	4.1x	5.6x	5.8x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

  The Debt Securities Will Be Issued Under an Indenture

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. In the case of debt securities issued by Corning, the applicable indenture is a contract between Corning and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee, dated as of November 8, 2000. In the case of debt securities issued by Corning Finance B.V., the applicable indenture is a contract to be entered into among Corning Finance B.V., Corning, which acts as guarantor, and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee. The trustee has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Default, Remedies and Waiver of Default"; and

  •
  Second, the trustee performs administrative duties for us, which include sending you interest payments and notices.

        We may issue as many distinct series of debt securities under each indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special Federal income tax consequences of the debt securities.

  This Section Is Only a Summary

        This section and your prospectus supplement summarize all the material terms of each indenture and your debt security. They do not, however, describe every aspect of each indenture and your debt security.

        Each indenture and its associated documents, including your debt security, contain the full text of the matters described in this section and your prospectus supplement. Each indenture and the debt securities are governed by New York law. A copy of each indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy.

Legal Ownership of Debt Securities

        We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

  Book-Entry Holders

        We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

        Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

        In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

        For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

  Legal Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

  Special Considerations for Indirect Holders

        If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

        We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Special Situations When a Global Security Will Be Terminated". The global security may be a master global security, although your prospectus supplement will not indicate whether it is a master global security. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "—Legal Ownership of Debt Securities" above;

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

  Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Legal Ownership of Debt Securities".

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

  •
  if we notify the trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "—Default, Remedies and Waiver of Default".

        If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Ranking

        Each series of debt securities will not be secured by any property or assets of Corning or Corning Finance B.V., and will not be subordinated to any other obligations of either Corning or Corning Finance B.V., as applicable.

Full and Unconditional Guarantee of the Debt Securities of Corning Finance B.V.

        All debt securities issued by Corning Finance B.V. will be fully and unconditionally guaranteed under a guarantee by Corning of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of "additional amounts", please see "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities". Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against Corning Finance B.V. before they proceed directly against Corning.

Payment of Additional Amounts With Respect to the Guaranteed Debt Securities

        Unless otherwise indicated in your prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by Corning Finance B.V. without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to Corning Finance B.V. is organized. If deduction or withholding of any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to Corning Finance B.V. is organized, Corning Finance B.V. will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" do not include:

  •
  the amount of any tax, assessment or other governmental charge imposed by any unit of the United States;

  •
  the amount of any tax, assessment or other governmental charge which is only payable because either:

  —     a type of connection exists between the holder and The Netherlands; or

  —     the holder presented the debt security for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

  •
  the amount of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from a payment on the debt securities;

  •
  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the debt security failing to comply with a request from us to either provide information concerning the beneficial owner's nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge;

  •
  the amount of any tax, assessment or other governmental charge where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

  •
  the amount of any tax, assessment, or other governmental charge presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt securities to another Paying Agent in a Member State of the EU; or

  •
  any combination of the taxes, assessments or other governmental charges described above.

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

        The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to debt securities.

Redemption and Repayment

        Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

        If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

        If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

        In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 15 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "—Notices".

        If a debt security represented by a global security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

        In the event that the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Optional Tax Redemption

        Unless otherwise indicated in your prospectus supplement, except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date, Corning Finance B.V. may redeem each series of its debt securities at its option in whole but not in part at any time. Except in the case of outstanding original issue discount debt securities which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption, if:

  •
  Corning Finance B.V. would be required to pay additional amounts, as a result of any change in the tax laws of The Netherlands which becomes effective on or after the date of issuance of that series, as explained above under "—Payment of Additional Amounts With Respect to the Guaranteed Debt Securities", or

  •
  as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to Corning Finance B.V. is organized, is a party which becomes effective on or after a date on which Corning borrows money from Corning Finance B.V., Corning would be required to deduct or withhold tax on any payment to Corning Finance B.V. to enable it to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

Conversion

        Your debt securities may be convertible into or exchangeable for common stock or other securities of Corning if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities of Corning to be received by you upon conversion or exchange.

Mergers and Similar Transactions

        We are generally permitted to merge or consolidate with another entity. We are also permitted to sell substantially all our assets to another entity. We may not take any of these actions, however, unless all the following conditions are met:

  •
  Where we merge out of existence or sell our assets, the successor firm must agree to be legally responsible for the debt securities and must be organized as a corporation, partnership, trust, limited liability company or similar entity. In the case of a merger or consolidation of Corning, the successor firm may not be organized under a foreign country's laws, that is, it must be organized under the laws of a State or the District of Columbia or under federal law. In the case of a merger or consolidation of Corning Finance B.V., the successor firm may be organized under the laws of any jurisdiction.
  •
  The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under "—Events of Default". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.
  •
  It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "liens." This limitation is discussed below under "—Restrictive Covenants and Defeasance—Restrictions on Liens". If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.
  •
  In the case of the guaranteed debt securities, the successor to Corning Finance B.V., if not organized in the United States, must agree to pay the holder of each guaranteed debt security any "additional amounts" or other expenses imposed on the holder as a result of the merger, consolidation or sale, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities".

Restrictive Covenants and Defeasance

  Restrictions on Liens

        In each indenture, Corning promises that it will not become nor permit any of its domestic subsidiaries to become obligated on any new debt that is secured by a lien on any of its or its domestic subsidiary's principal domestic manufacturing properties, or on any shares of stock or debt of any of its domestic subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities and, if applicable, the guarantees.

        Corning does not need to comply with this restriction if the amount of all debt that is secured by liens on its principal domestic manufacturing properties is less than 10% of its consolidated net tangible assets. In performing this calculation, debt secured would include the new debt and the securities which it would secure as described in the previous paragraph.

        This restriction on liens does not apply to debt secured by the following types of liens, and Corning can disregard this debt when we calculate the limits imposed by this restriction:

  •
  liens on the property of any domestic subsidiaries of Corning, or on their shares of stock or debt, if those liens existed at the time the corporation became a domestic subsidiary of Corning or as of the date that debt securities are first issued under the applicable indenture;
  •
  liens in favor of Corning or its domestic subsidiaries;
  •
  some mechanics' liens, tax liens, liens in favor of, and to secure payments or the acquisition of property from any governmental body by law or because of a contract Corning has entered into, and other liens incidental to construction, conduct of business or ownership of its property or of any domestic subsidiary;
  •
  liens on property that existed at the time Corning acquired the property, including property it may acquire through a merger or similar transaction, or that it granted in order to purchase, alter or construct the property, sometimes called "purchase money mortgages"; and
  •
  liens arising from any judgment, decree or order of a court so long as proceedings to review these judgments have not been terminated or the period in which to initiate proceedings has not expired.

        Corning can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

        Corning and its subsidiaries are permitted to have as much unsecured debt as they may choose, and neither indenture restricts liens on any of the shares of stock of Corning or of less than 80%-owned subsidiaries.

  Restrictions on Sales and Leasebacks

        In each indenture, Corning promises that neither it nor any of its domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless it complies with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between Corning or a domestic subsidiary and a bank, insurance company or other lender or investor where Corning or the domestic subsidiary lease a principal domestic manufacturing property, for more than three years, which was or will be sold by Corning or the domestic subsidiary to that lender or investor more than 180 days after the completion of construction of the property and the beginning of its full operation.

        Corning does not need to comply with this restriction if the amount of attributable debt is less than 10% of its consolidated net tangible assets. Corning can comply with this restrictive covenant if it retires an amount of funded debt, within 180 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that it leases in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

        This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between Corning and one of its domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

  Definitions Relating to our Restrictive Covenants

        Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

  •
  "attributable debt" means the total net amount of rent, discounted at a rate of 15% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.
  •
  "consolidated net tangible assets" is the total amount of assets, less reserves and other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as these amounts appear on the most recent consolidated balance sheet of Corning and computed in accordance with generally accepted accounting principles.
  •
  A "domestic subsidiary" means any subsidiary of Corning except one which neither transacts a substantial portion of its business in the United States nor regularly keeps a substantial portion of its assets, other than intangible assets, in the United States, or one that is used primarily to finance the operations of Corning outside of the United States. A "subsidiary" is a corporation or any other entity in which Corning and/or one or more of its other subsidiaries owns at least 80% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.
  •
  "funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.
  •
  A "principal domestic manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that Corning uses primarily for manufacturing or processing, that has a gross book value in excess of 3% of consolidated net tangible assets and that is located in the United States, other than a building, structure or other facility that is financed by industrial revenue bonds or that the board of directors of Corning has determined is not of material importance to the total business that Corning and its subsidiaries conduct.

  Defeasance and Covenant Defeasance

        Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each U.S. dollar-denominated debt security that is not a floating rate or indexed debt security.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt securities. This is called full defeasance. To do so, each of the following must occur:

  •
  We must deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your debt securities on their various due dates;
  •
  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. Under current federal tax law, the deposit and our legal release from the debt security would be treated as though we took back your debt security and gave you your share of the cash and debt security or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

  •
  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

        Covenant Defeasance.    Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

  •
  We must deposit in trust for the benefit of the holders a combination of money and government or U.S. government notes or bonds that will generate enough cash to make interest, principal and other payments on your debt security on their various due dates; and
  •
  We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions of the indenture and the debt securities would no longer apply:

  •
  The condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under "—Restrictions on Liens" and "—Restrictions on Sales and Leasebacks" and any other covenants that your prospectus supplement may state are applicable to your debt security.
  •
  The events of default resulting from a breach of covenants, described below in the fourth item under "—Default, Remedies and Waiver of Default—Events of Default".

        If we accomplish covenant defeasance, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, like our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

  Events of Default

        With respect to your debt security, when we refer to an event of default, we mean any of the following:

  •
  We do not pay interest on a debt security within 30 days of its due date.
  •
  We do not pay the principal or any premium on a debt security on its due date.
  •
  We do not deposit any sinking fund payment on its due date.
  •
  We remain in breach of our covenants described under "—Restrictive Covenants and Defeasance—Restrictions on Liens" and "—Restrictive Covenants and Defeasance—Restrictions on Sales and Leasebacks" above, or any other covenant we make in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt security of the affected series.
  •
  We file for bankruptcy or other events in bankruptcy, insolvency or reorganization occur.

  •
  Any other event of default described in the prospectus supplement occurs.

  Remedies if an Event of Default Occurs

        If an event of default has occurred and has not been cured or waived, the trustee or the holders of 25% or more in principal amount of all debt securities of the affected series may declare the entire principal amount of all the debt securities to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Corning, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder.

        Each of the situations described above is called an acceleration of the maturity of the affected debt securities. If the maturity of any debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities affected by the acceleration may cancel the acceleration for all the affected debt securities.

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the applicable indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the relevant series of debt securities.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.
  •
  The holders of 25% or more in principal amount of all of the relevant debt securities must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.
  •
  The trustee must not have taken action for 60 days after the above steps have been taken. During those 60 days, the holders of a majority in principal amount of the related series of debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all the relevant series of debt securities.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after their due date.

  Waiver of Default

        The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all of the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on a particular debt security, however, without the approval of the holder of that debt security.

  We Will Give the Trustee Information About Defaults Annually

        We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification and Waiver of Covenants

        There are three types of changes we can make to the indenture and the debt securities.

  Changes Requiring Each Holder's Approval

        First, there are changes that we or the trustee cannot make without the approval of each holder of debt security affected by the change. We cannot:

  •
  change the stated maturity for any principal or interest payment on a debt security;

  •
  reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

  •
  in the case of the guaranteed debt securities, change any obligation to pay additional amounts, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities";

  •
  permit redemption of a debt security if not previously permitted;

  •
  impair any right a holder may have to require repayment of its debt security;

  •
  change the currency of any payment on a debt security other than as permitted by the debt security;

  •
  change the place of payment on a debt security, if it is in non-global form;

  •
  impair a holder's right to sue for payment of any amount due on its debt security;

  •
  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the debt securities;

  •
  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

  •
  change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

  Changes Not Requiring Approval

        The second type of change does not require any approval by holders of the debt securities. This type is limited to clarifications and changes that would not adversely affect the debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under each indenture after the changes take effect.

        We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

  Changes Requiring Majority Approval

        Any other change to each indenture and the debt securities would require the following approval:

  •
  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the relevant series of debt securities.

  •
  If the change affects more than one series of debt securities issued under each indenture, it must be approved by the holders of a majority in principal amount of the series affected by the change, with all affected series voting together as one class for this purpose.

        In each case, the required approval must be given by written consent.

        The same majority approval would be required for us to obtain a waiver of any of our covenants in each indenture. Our covenants include the promises we make about merging and putting liens on our interests, which we describe above under "—Mergers and Similar Transactions" and "—Restrictive Covenants and Defeasance". If the holders agree to waive a covenant, we will not have to comply with it.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Form, Exchange and Transfer

        If the debt securities cease to be issued in global form, they will be issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000;

        You may exchange your debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        You may exchange or transfer your debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        You will not be required to pay a service charge to transfer or exchange your debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with your proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any debt securities are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Payment Mechanics

  Who Receives Payment

        If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depositary.

  How We Will Make Payments Due in U.S. Dollars

        We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—What Is a Global Security?".

        Payments on Non-Global Securities.    We will make payments on a debt security in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

  How We Will Make Payments Due in Other Currencies

        We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

        Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global security is held of your election:

  •
  on or before the applicable regular record date, in the case of a payment of interest; or

  •
  on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

        You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

        Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

        DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

        If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

        If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "—Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

        Payments on Non-Global Securities.    Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

        If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

        Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

        Conversion to U.S. Dollars.    When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global security or a non-global security as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

        To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation.

        A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

        When the Specified Currency is not Available.    If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available to us due to circumstances beyond our control—which may include the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

        For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day to which that Bank has quoted that rate.

        The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under either indenture.

        The Euro.    The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

        Exchange Rate Agent.    If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

  Payment When Offices Are Closed

        If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

  Paying Agent

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

  Unclaimed Payments

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

        J. P. Morgan Chase & Co. is initially serving as the trustee for the debt securities to be issued under the indentures. J. P. Morgan Chase & Co. acts as the trustee of our investment plans and has provided commercial banking and other services for us and our related companies in the past and is expected to do so in the future.

Service of Process

        Corning Finance B.V. has appointed CT Corporation System acting through its office at 1633 Broadway, New York, New York, as its authorized agent for service of process in any legal action or proceeding to which it is a party relating to the indenture, the guaranteed debt securities or the full and unconditional guarantee brought in any federal or state court in New York City and has submitted to the non-exclusive jurisdiction of those courts.

DESCRIPTION OF WARRANTS

        Corning may issue warrants to purchase its debt securities, as well as warrants to purchase its preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Corning Incorporated and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

Debt Warrants

        The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

  General

        Corning may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between Corning and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

  Terms of the Debt Warrants to be Described in the Prospectus Supplement

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

  •
  the initial offering price;
  •
  the currency or currency unit in which the price for the debt warrants is payable;
  •
  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;
  •
  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;
  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;
  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;
  •
  the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;
  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

  •
  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and
  •
  any other terms of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

  Exercise of Debt Warrants

        Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

        Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

        If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

  Modifications

        The debt warrant agreement may be amended by Corning and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. Corning and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  •
  An increase in the exercise price of the debt warrants;
  •
  A shortening of the period of time during which the debt warrants may be exercised;
  •
  Any material and adverse change that affects the exercise rights of the owners of the debt warrants; or
  •
  A reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

        Under the debt warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as Corning. Corning will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

  Enforceability of Rights, Governing Law

        The debt warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

        The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that are offered by Corning, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

  General

        Corning may issue warrants for the purchase of its equity securities such as its preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between Corning and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

  Terms of the Equity Warrants to be Described in the Prospectus Supplement

        The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

  •
  the title of the equity warrants;
  •
  the securities for which the equity warrants are exercisable;

  •
  the price or prices at which the equity warrants will be issued;
  •
  if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;
  •
  if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;
  •
  if applicable, a discussion of any material federal income tax considerations; and
  •
  any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of Corning.

        The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if Corning issues a stock dividend to holders of common stock or preferred stock, or if Corning declares a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Corning may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. Corning may, at its option, reduce the exercise price at any time. Corning will not issue fractional shares upon exercise of equity warrants, but Corning will pay the cash value of any fractional shares otherwise issuable.

        Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of the property of Corning, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

  Exercise of Equity Warrants

        Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by Corning Incorporated, unexercised equity warrants will become void.

        Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, Corning will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

        If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

  Modifications

        The equity warrant agreement may be amended by Corning and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. Corning and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  •
  An increase in the exercise price of the equity warrants;
  •
  A shortening of the period of time during which the equity warrants may be exercised;
  •
  Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or
  •
  A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

        Under the equity warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as Corning. Corning will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

  Enforceability of Rights, Governing Law

        The equity warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes the material terms of the preferred stock of Corning, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Corning which will be described in more detail in any prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

        Corning is authorized to issue up to 10,000,000 shares of preferred stock, par value $100 per share. Under the certificate of incorporation of Corning, the board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

  •
  the number of shares to be included in the series;

  •
  the designation, powers, preferences and rights of the shares of the series; and

  •
  the qualifications, limitations or restrictions of the series, except as otherwise stated in the certificate of incorporation.

        Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock and will file an amendment to the certificate of incorporation setting forth the terms of the series. Shareholders will not need to approve this amendment.

        At March 5, 2001, Corning had authorized the issuance of:

  •
  2,400,000 shares of Series A junior participating preferred stock, par value $100 per share, upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See "Description of Common Stock—Rights Agreement"; and

  •
  316,822 shares of Series B cumulative convertible preferred stock, par value $100 per share.

        In addition, as described under "Description of Depositary Shares", Corning, at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Shares of preferred stock issued by Corning may have the effect of rendering more difficult or discouraging an acquisition of Corning deemed undesirable by the board of directors.

        The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Corning.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to these series.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, shares of one series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Corning on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

        Corning may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for either of the following:

  •
  all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

  •
  the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

        Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

        Similarly, Corning may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of its other stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payments for:

  •
  all prior dividend periods if the other series of preferred stock pays dividends on a cumulative basis; or

  •
  the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

        The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Corning.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or that of the holder's, and may be mandatorily redeemed.

        Any restriction on the repurchase or redemption by Corning of its preferred stock while there is any arrearage in the payment of dividends will be described in the relevant prospectus supplement.

        Any partial redemptions of preferred stock will be made in a way that the board of directors of Corning decides is equitable.

        Unless Corning defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Anti-takeover Provisions

        See "Description of Common Stock Fair—Price Amendment" and "Description of Common Stock—Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws" for a discussion of provisions of the certificate of incorporation and by-laws of Corning that would have an effect of delaying, deferring or preventing a change in control of Corning.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Corning, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock relating to liquidation, including Corning's common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and the other securities will share in any distribution of available assets of Corning on a ratable basis in proportion to the full liquidation preferences. Holders of these series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

        The holders of shares of preferred stock will have no voting rights, except:

  •
  as otherwise stated in the prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing the series; or

  •
  as required by applicable law.

Outstanding Preferred Stock

        At March 5, 2001, there were 79,725 shares of Series B preferred stock outstanding.

Series B Preferred Stock

        Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B preferred stock that have been issued. Corning has regularly paid dividends on the Series B preferred stock. No dividends may be paid or declared on the Series A preferred stock or the common stock unless all dividends for all prior dividend periods have been paid or declared on the Series B preferred stock.

        Holders of Series B preferred stock are entitled to vote together with the holders of common stock and not as a separate class, on all matters submitted to holders of the common stock. Each share of Series B preferred stock has fourteen votes, subject to adjustment.

        Holders of Series B preferred stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of Corning, holders of Series B preferred stock would be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on the common stock or Series A preferred stock.

        The Series B preferred stock is redeemable, in whole or in part, at the election of Corning, at any time, at $100 per share.

        The Series B preferred stock is subject to redemption, at the option of the holder, at any time upon five business day's notice, at a redemption price equal to $100 plus accrued and unpaid dividends, if the proceeds are necessary:

  •
  to make a distribution pursuant to an investment election made under one of the investment plans of Corning; or

  •
  to satisfy any indebtedness to which the investment plans of Corning are subject, provided that this payment is necessary to remedy or prevent a default under the applicable indebtedness.

        Corning, at its option, may make payment of the redemption price required upon redemption of shares of Series B preferred stock in cash or in shares of common stock, or in any combination of shares of common stock and cash.

        The Series B preferred stock is convertible at the option of the holder, at any time, into common stock at a conversion price of $6.96 per share of common stock, each share of Series B preferred stock being valued at $100 for the purpose of this conversion, producing a conversion ratio equal to 14.37 shares of common stock for each share of Series B preferred stock so converted, subject to adjustments to prevent dilution.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

General

        Corning may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If it decides to do so, Corning will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Corning and a bank or trust company selected by Corning having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Corning, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Preferred Stock

        If Corning is to redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever Corning redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for that series of preferred stock.

        However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

        Corning will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Corning and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary receipts after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed;

  •
  each share of preferred stock has been converted into or exchanged for common stock; or

  •
  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Corning.

        Corning may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than Corning, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to Corning notice of its intent to do so, and Corning may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Corning which are delivered to the preferred stock depositary and which Corning is required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Corning will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Corning and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Corning and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

        Corning has authorized the issuance of 3,800,000,000 shares of common stock, par value $.50 per share. As of March 5, 2001, Corning had 928,176,165 shares outstanding. Each holder of common stock is entitled to one vote per share for all matters to be voted on by shareholders of Corning Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock. The current quarterly cash dividend of Corning Incorporated is $.06 per share of common stock. The continued declaration of dividends by the board of directors is subject to the current and prospective earnings, financial condition and capital requirements of Corning Incorporated and any other factors that the board of directors deems relevant.

        Upon voluntary or involuntary liquidation, dissolution or winding up of Corning, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Investor Services, LLC. The common stock is listed on The New York Stock Exchange, Inc.

Rights Agreement

        Attached to each share of common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from Corning one one-hundredth of a share of Series A preferred stock at a price of $125.00 per one one-hundredth of a share of Series A preferred stock, subject to adjustment. The rights expire on July 15, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by Corning.

        The rights represented by the certificates for common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

  •
  ten days after a person or group, called an "acquiring person", acquires beneficial ownership of 20% or more of the common stock of Corning; or
  •
  ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock of Corning.

        The earlier of these two dates is called the "distribution date". Separate certificates for the rights will be mailed to holders of record of the common stock as of the distribution date. The rights could then begin trading separately from the common stock.

        Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that Corning is acquired in a merger, consolidation, or other business combination transaction or more than 50% of its assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

        At any time after the acquisition by the acquiring person of beneficial ownership of 20% or more of the outstanding shares of the common stock of Corning and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of the common stock of Corning, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

        The rights are redeemable in whole, but not in part, at $.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights. The rights agent is Computershare Investor Services, LLC.

        The exercise price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A preferred stock;
  •
  upon the grant to holders of the shares of Series A preferred stock of rights or warrants to subscribe for or purchase shares of Series A preferred stock at a price, or securities convertible into shares of Series A preferred stock with a conversion price, less than the then current market price of the shares of Series A preferred stock; or
  •
  upon the distribution to holders of the shares of Series A preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock, or of subscription rights or warrants, other than those referred to above.

        The number of outstanding rights and the number of one one-hundredths of a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the common stock prior to the distribution date. With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price.

        Upon the exercise of the rights, no fractional shares of Series A preferred stock will be issued and instead an adjustment in cash will be made. However, fractional shares of Series A preferred stock may be issued where these fractions are integral multiples of one-hundredth of a share which may, at the election of Corning, be evidenced by depositary receipts.

        The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors of Corning, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since, subject to exceptions, the rights may be redeemed by us at $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the common stock. The redemption of the rights may be made effective at any time, on any basis, and with any conditions that the board of directors in its sole discretion may establish.

        The shares of Series A preferred stock purchasable upon exercise of the right will rank junior to all other series of preferred stock of Corning, including the Series B preferred stock, or any similar stock that specifically provides that it ranks prior to the shares of Series A preferred stock. The shares of Series A preferred stock will be nonredeemable. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A preferred stock purchasable upon the exercise of each right should approximate the value of one share of common stock.

        The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of June 5, 1996, between Corning and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy.

Fair Price Amendment

        In 1985, shareholders of Corning adopted a "fair price amendment" to the certificate of incorporation of Corning that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning entitled to vote generally in the election of directors as a condition for mergers and other forms of business combinations with any beneficial owner of more than 10% of this voting power unless:

  •
  the transaction is approved by at least a majority of the "continuing directors", as defined in the certificate of incorporation; or
  •
  minimum price, form of consideration and procedural requirements are met.

        Amendment or repeal of this provision or the adoption of any inconsistent provision requires the affirmative vote of at least 80% of the voting stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire board of directors and a majority of the continuing directors.

Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws

        In addition to the preferred share purchase rights and the fair price amendment, the certificate of incorporation and by-laws of Corning contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified its board of directors so that one-third of the board is elected each year to three-year terms of office. In addition, holders of common stock may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of common stock outstanding. These provisions, together with provisions concerning the size of the board and requiring that premature vacancies on the board be filled only by a majority of the entire board, may not be amended, altered or repealed, nor may we adopt any inconsistent provisions without the affirmative vote of at least 80% of the voting stock of Corning or the approval of two-thirds of the entire board of directors.

        The by-laws of Corning contain procedural requirements with respect to the nomination of directors by shareholders that require, among other things, delivery of notice by nominating shareholders to its Secretary not later than 90 days nor more than 120 days prior to the date of the shareholders meeting at which the nomination is to be considered. The by-laws do not provide that a meeting of the board of directors may be called by shareholders.

        The certificate of incorporation of Corning provides that no director will be liable to Corning or its shareholders for a breach of duty as a director except as provided by the New York Business Corporation Law.

        The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if a proposed acquisition transaction were at a significant premium over the then-prevailing market value of the common stock, or to deter attempts to remove the board of directors and management of Corning, even though some or a majority of the holders of common stock may believe these actions to be beneficial.

PLAN OF DISTRIBUTION

        We may sell securities to or through underwriters, and we may also sell securities directly to other purchasers or through agents. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution of the securities.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

        Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

VALIDITY OF SECURITIES

        The validity of the securities is being passed on for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning, and for any underwriters, dealers or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Mr. Eggers owns substantially less than 1% of the outstanding shares of Corning common stock.

EXPERTS

        The consolidated financial statements of Corning incorporated in this prospectus by reference to Corning's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with SEC. This prospectus is a part of that registration statement, which includes additional information.

        Corning files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        This prospectus incorporates by reference the documents listed below that Corning has previously filed with the SEC. They contain important information about Corning and its financial condition.

  •
  Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  Current Reports on Form 8-K filed on January 25, 2001 and February 23, 2001; and

  •
  Registration Statement on Form 8-A containing a description of our preferred share rights plan filed on July 11, 1996.

        We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 4 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offerings covered by this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Corning Incorporated
    One Riverfront Plaza
    Corning, New York 14831
    Attention: Secretary
    (607) 974-9000

        Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

5,000,000 Shares

Corning Incorporated

7.00% Series C Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

July 31, 2002

Salomon Smith Barney	JPMorgan	Goldman, Sachs & Co.
Banc of America Securities LLC		Wachovia Securities

QuickLinks

FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
Corning Incorporated
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF THE SERIES C PREFERRED STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS

CORNING INCORPORATED
CORNING FINANCE B.V.
RISK FACTORS
USE OF PROCEEDS
SECURITIES WE MAY ISSUE
RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION